Exhibit 10.1
SINGLE-TENANT INDUSTRIAL TRIPLE NET LEASE
Effective Date: June 11, 2008
(the date set forth below Landlord’s signature)

BASIC LEASE INFORMATION

Landlord:	267 ASSOCIATES, L.L.C., an Indiana limited liability company

Landlord’s Address For Notice:	ProLogis 8102 Zionsville Road Indianapolis, IN 46268 Attn: Property Management Telephone: (317) 228-6200 Fax: (317) 228-6201

With a copy to:	ProLogis 4545 Airport Way Denver, CO 80239 Attn: Legal Department Telephone: (303) 567-5000 Fax: (303) 567-5761

Landlord’s Address For Payment of Rent:	267 ASSOCIATES, L.L.C. c/o ProLogis 4545 Airport Way Denver, CO 80239

Tenant:	LACROSSE FOOTWEAR, INC., a Wisconsin corporation

Tenant’s Address For Notice:	17634 NE Airport Way Portland, Oregon 97230 Attn: David Carlson Telephone: (503) 803-4568 Fax: (503) 382-2531

Project:	Park 267 located in Whitestown, Indiana. “Park 267” means that certain project, portions of which are currently under development by Landlord, located in the City of Whitestown, County of Boone, and State of Indiana, as shown in the Project Site Plan attached hereto as Exhibit A-1.

Land:	Approximately 27.2 acre parcel of land shown on the Premises Site Plan attached hereto as Exhibit A-2.

Building:	An office/warehouse building to be located upon the Land and containing approximately 380,000 rentable square feet.

(i)

Premises:	The Building and the Land, as more particularly depicted on Exhibit A-2.

Premises Address: Street: City and State:	[To be provided prior to Commencement Date] ___ Performance Way Whitestown, IN 46075

Term:	One Hundred Twenty Four (124) months

Commencement Date:	The date which is the later of (i) March 1, 2009, or (ii) the date of Substantial Completion of the Improvements in accordance with the Work Letter attached hereto as Addendum 2 and delivery of possession of such Substantially Completed Premises by Landlord to Tenant.

Base Rent:	Months	Monthly Base Rent

	1-4	- 0 - [1]
(Commencement Date through 120th
day following Commencement Date)

	5-64	$91,200.00 [2]
(121st day following Commencement
Date through month 64)

	65-124	$100,383.33 [2]

[1] Tenant shall be responsible for paying Tenant’s pro-rata share of Building Operating Expenses and Project Operating Expenses during this free rent period.

[2] Subject to adjustment in accordance with Section 1.4 of the Lease and Section 9(c) of the Work Letter attached to the Lease as Addendum 2.

Tenant’s Share of Building Operating Expenses:	100%

Tenant’s Share of Project Operating Expenses:	43.13% [3]

[3] Subject to adjustment if more buildings are constructed in Park 267 that are not currently taken into consideration in determining Tenant’s Share of Project Operating Expenses.

Security Deposit:	$91,200.00

Broker:	Landlord’s Broker: N/A Tenant’s Broker: GVA Kidder Matthews and Summit Realty Group

Lease Year:	Shall refer to each twelve (12) month period during the Term commencing on the Commencement Date.

(ii)

Permitted Uses:	The warehousing, distribution and sale of footwear, apparel and related products (specifically excluding retail sales except as provided below), together with collateral office uses. Notwithstanding the foregoing to the contrary, in the event Tenant obtains all necessary variances and approvals from the applicable governmental authorities in accordance with applicable law, Tenant may use a portion of the Premises as retail outlet open to the general public. No other uses shall be permitted without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

Options:	Two (2) five (5) year Options to Extend as more particularly set forth in the attached Addendum 1 to Lease.

Parking Spaces:	Sixty-Eight (68) unreserved parking spaces upon the Premises. In addition, Tenant may, at Tenant’s sole cost and expense, provide for the striping of additional parking spaces in the paved areas adjacent to Tenant’s loading dock, provided that (i) the addition of such spaces in the loading dock is in compliance with all Applicable Laws and (ii) any and all costs associated with providing such parking spaces in the loading dock areas shall be at Tenant’s sole cost and expense, including, without limitation, any landscaping requirements imposed by the City of Whitestown, Indiana.

ADDENDA

1	Two Options to Extend Lease Term
2	Work Letter

EXHIBITS

A-1	Project Site Plan
A-2	Premises Site Plan
B	Commencement Date Memorandum
C	Insurance Certificate
D	Prohibited Uses
E	Rules and Regulations
F	Requirements for Improvements or Alterations by Tenant
G	Estoppel Certificate
H	Form of Subordination, Non-Disturbance and Attornment Agreement
     The Basic Lease Information set forth above and the Addenda and Exhibits attached hereto are incorporated into and made a part of the following Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the provisions of the Lease, the latter shall control.

LANDLORD	( ) initial	AND TENANT	( ) initial	AGREE.

(iii)

1.	PREMISES		1
	1.1	Premises	1
	1.2	Common Area	1
	1.3	Reserved Rights	1
	1.4	Re-measurement of Premises	1

2.	TERM		1
	2.1	Commencement Date	1
	2.2	Intentionally Omitted	1
	2.3	Intentionally Omitted
	2.4	Early Entry	2

3.	RENT		2
	3.1	Rent	2
	3.2	Late Charge and Interest	2
	3.3	Security Deposit	3

4.	UTILITIES		3

5.	TAXES		3
	5.1	Real Property Taxes	3
	5.2	Definition of Real Property Taxes	3
	5.3	Personal Property Taxes	4

6.	OPERATING EXPENSES		4
	6.1	Operating Expenses.	4
	6.2	Definition of Operating Expenses	4

7.	ESTIMATED EXPENSES		5
	7.1	Payment	5
	7.2	Adjustment	5

8.	INSURANCE		5
	8.1	Landlord	5
	8.2	Tenant	6
	8.3	General	6
	8.4	Indemnity	7
	8.5	Exemption of Landlord from Liability	8

9.	REPAIRS AND MAINTENANCE		8
	9.1	Tenant	8
	9.2	Landlord	9

10.	ALTERATIONS		9
	10.1	Trade Fixtures; Alterations	9
	10.2	Damage; Removal	10
	10.3	Liens	10
	10.4	Standard of Work	10

(iv)

11.	USE		10

12.	ENVIRONMENTAL MATTERS		11
	12.1	Hazardous Materials	11
	12.2	Indemnification	11
	12.3	Pre-Existing Conditions	12

13.	DAMAGE AND DESTRUCTION		12
	13.1	Casualty	12
	13.2	Tenant’s Fault	12
	13.3	Uninsured Casualty	13
	13.4	Waiver	13

14.	EMINENT DOMAIN		13
	14.1	Total Condemnation	13
	14.2	Partial Condemnation	13
	14.3	Award	13
	14.4	Temporary Condemnation	13

15.	DEFAULT		14
	15.1	Events of Defaults	14
	15.2	Remedies	14
	15.3	Cumulative	15

16.	ASSIGNMENT AND SUBLETTING		15

17.	ESTOPPEL, ATTORNMENT AND SUBORDINATION		16
	17.1	Estoppel	16
	17.2	Subordination	17
	17.3	Attornment	17

18.	INTENTIONALLY OMITTED		17

19.	MISCELLANEOUS		17
	19.1	General	17
	19.2	Signs	18
	19.3	Waiver	18
	19.4	Financial Statements	18
	19.5	Limitation of Liability	19
	19.6	Notices	19
	19.7	Brokerage Commission	19
	19.8	Authorization	19
	19.9	Holding Over; Surrender	19
	19.10	Joint and Several	20
	19.11	Covenants and Conditions	20
	19.12	Auctions	20
	19.13	Consents	20
	19.14	Force Majeure	20
	19.15	Mortgagee Protection	20
	19.16	Intentionally Omitted	21
	19.17	Hazardous Substance Disclosure	21
	19.18	Addenda	21
	19.19	Condition Precedent to Tenant’s Obligations	21

(v)

1. PREMISES
     1.1 Premises. Landlord hereby leases to Tenant the Land and Building depicted on Exhibit A-2 attached hereto (hereinafter collectively referred to as the “Premises”). Tenant acknowledges that, except as set forth in this Lease or in the Work Letter, if any, neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant’s use upon which Tenant has relied directly or indirectly for any purpose. By taking possession of the Premises, Tenant accepts the Premises “AS-IS” and waives all claims of defect in the Premises, except as set forth in the Work Letter. Landlord hereby represents and warrants that as of the Commencement Date, the Premises are zoned I-1.
     1.2 Common Area. Tenant may, subject to reasonable rules made by Landlord, use common facilities in the Project (“Common Area”) designated by Landlord from time to time for the common use of all tenants of the Project.
     1.3 Reserved Rights. Landlord reserves the right to enter the Premises at reasonable times upon reasonable notice to Tenant (or without notice in case of an emergency) and/or to undertake the following all without abatement of rent or liability to Tenant: inspect the Premises and/or the performance by Tenant of the terms and conditions hereof; make such alterations, repairs, improvements or additions to the Premises as required or permitted hereunder; change boundary lines of the Common Area; install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment and other facilities (including, without limitation, cabling and conduit for telecommunications facilities of any kind) in the Common Area or the Premises; grant easements on the Project, dedicate for public use portions thereof and record covenants, conditions and restrictions affecting the Project and create, and/or amend CC&Rs which do not unreasonably interfere with Tenant’s use of the Premises or impose additional material monetary obligations on Tenant; affix reasonable signs and displays; and, during the last nine (9) months of the Term, place signs for the rental of, and show the Premises to prospective tenants.
     1.4 Re-measurement of Premises. At Landlord’s option, prior to the delivery of possession of the Premises to Tenant, Landlord shall cause Landlord’s architect to measure and certify in writing to Landlord the rentable square footage of the office portion of the Building and the Building in its entirety (as measured from the exterior drip line of the Building), and if such measurement differs from the rentable square footage of the Building and the office portion of the Building specified below, then all amounts under this Lease calculated on the basis of such rentable square footage (including, without limitation, the Base Rent) shall be adjusted accordingly within thirty (30) days thereafter, retroactive to the Commencement Date. In accordance with the foregoing, Landlord and Tenant acknowledge and agree that the Monthly Base Rent amounts due Landlord hereunder are based upon the Building containing 380,000 rentable square feet of space (5,000 square feet of such area being office space). Therefore, if following the Substantial Completion of the Improvements Landlord determines that the Building’s total square footage and/or the office space located within the Building differs from the square footage stated above, the Monthly Base Rent payable by Tenant to Landlord hereunder shall be adjusted hereunder.
2. TERM
     2.1 Commencement Date. The Term of the Lease shall commence (“Commencement Date”) on the date which is the later of (i) March 1, 2009, or (ii) the date of Substantial Completion of the Improvements (as hereinafter defined) in accordance with the Work Letter attached hereto as Addendum 2 (the “Work Letter”), and delivery of possession of such Substantially Completed Premises by Landlord to Tenant, and the Lease shall continue in full force and effect for the period of time specified as the Term or until this Lease is terminated as otherwise provided herein. Tenant shall, upon demand after delivery of the Premises to Tenant, execute and deliver to Landlord a Commencement Date Memorandum in the form attached hereto as Exhibit B acknowledging the Commencement Date, the Monthly Base Rent Schedule for the initial term, the final square footage of the Premises and Tenant’s acceptance of the Premises.
     2.2 Intentionally Omitted.
     2.3 Intentionally Omitted.

     2.4 Early Entry. Subject to the following provisions of this Section 2.4, Tenant shall have the right to enter the Premises for the purpose of installing trade fixtures and equipment within the Premises, and such early entry for such purposes shall not constitute occupancy for operation of Tenant’s business and shall not trigger the Commencement Date. Landlord will sequence construction of the Building to permit Tenant the right of entry on January 1, 2009. Tenant agrees (i) any such early entry by Tenant shall be at Tenant’s sole risk, (ii) Tenant shall not interfere with Landlord or Landlord’s contractors completing work within the Premises or cause any labor difficulties; Tenant, together with its employees, agents and independent contractors will be subject to and will work under the direction of Landlord’s contractor, (iii) Tenant shall comply with and be bound by all provisions of this Lease during the period of any such early entry except for the payment of Rent, (iv) prior to entry upon the Premises by Tenant, Tenant agrees to pay for and provide to Landlord certificates evidencing the existence and amounts of liability insurance carried by Tenant, which coverage must comply with the provisions of this Lease relating to insurance, (v) Tenant and its agents and contractors agree to comply with all applicable laws, regulations, permits and other approvals required to perform its work during the early entry on the Premises, and (vi) Tenant agrees to indemnify, protect, defend and save Landlord and the Premises harmless from and against any and all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, attorneys’ fees and legal costs) arising out of the early entry, use, construction, or occupancy of the Premises by Tenant or its agents, employees or contractors.
3. RENT
     3.1 Rent. Tenant shall pay to Landlord, at Landlord’s Address for Payment of Rent designated in the Basic Lease Information, or at such other address as Landlord may from time to time designate in writing to Tenant for the payment of Rent, the Base Rent, without notice, demand, offset or deduction (except as otherwise expressly provided in this Lease), in advance, on the first day of each calendar month commencing on the Commencement Date. Landlord shall have no obligation to notify Tenant of any increase in Rent and Tenant’s obligation to pay all Rent (and any increases) when due shall not be modified or altered by such lack of notice from Landlord. It is intended that the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable. Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises or the Project. Upon the execution of this Lease, Tenant shall pay to Landlord the first month’s Base Rent. If the Term commences (or ends) on a date other than the first (or last) day of a month, Base Rent shall be prorated on the basis of a thirty (30) day month. All sums other than Base Rent which Tenant is obligated to pay under this Lease shall be deemed to be additional rent due hereunder (“Additional Rent”), whether or not such sums are designated Additional Rent and, together with the Base Rent, shall be due and payable, except as otherwise specifically provided herein, to Landlord commencing on the Possession Date. The term “Rent” means the Base Rent and all Additional Rent payable hereunder.
     3.2 Late Charge and Interest. The late payment of any Rent will cause Landlord to incur additional costs, including administration and collection costs and processing and accounting expenses and increased debt service (“Delinquency Costs”). If Landlord has not received any installment of Rent within five (5) days after such amount is due, (i) Tenant shall pay a late charge of five percent (5%) of the delinquent amount, which is agreed to represent a reasonable estimate of the Delinquency Costs incurred by Landlord, and (ii) all such delinquent amounts shall bear interest from the date such amount was due until paid in full at a rate per annum (“Applicable Interest Rate”) equal to the lesser of (a) the maximum interest rate permitted by law or (b) three percent (3%) above the rate publicly announced by Bank of America, N.A. (or if Bank of America, N.A. ceases to exist, the largest bank then headquartered in the State of Oregon) (“Bank”) as its “Reference Rate”; provided, however, that, if Tenant has not been delinquent in paying Rent beyond such five (5) day period during the twelve (12) month period immediately preceding the late payment in question, then a late charge shall not be assessed and the Applicable Interest Rate (accruing from the date the payment was due) shall not apply unless Tenant fails to make the applicable payment of Rent within five (5) days after Landlord delivers notice of such delinquency to Tenant, and provided further that such additional notice and cure period shall apply no more than three (3) times during the Term. If the use of the announced Reference Rate is discontinued by the Bank, then the term Reference Rate shall mean the announced rate charged by the Bank which is, from time to time, substituted for the Reference Rate. Landlord and Tenant recognize that the damage which Landlord shall suffer as a result of Tenant’s failure to pay such amounts is difficult to ascertain and said late charge and interest are the best estimate of the damage which Landlord shall suffer in the event of late payment. If a late charge becomes payable for any three (3) installments of Rent within any twelve (12) month period, then the Rent shall automatically become due and payable quarterly in advance.
     3.3 Security Deposit. One (1) business day after the Commencement Date, Tenant shall pay to Landlord the Security Deposit. The Security Deposit shall secure the full and faithful performance of each provision of this Lease to be performed by Tenant. Landlord shall not be required to pay interest on the Security Deposit or to keep the Security Deposit separate from Landlord’s own funds. If Tenant fails to perform fully and timely all or any of Tenant’s covenants and obligations hereunder, Landlord may, but without obligation, apply all or any portion of the Security Deposit toward fulfillment of Tenant’s unperformed covenants and/or obligations. If Landlord does so apply any portion of the Security Deposit, Tenant shall immediately pay Landlord sufficient cash to restore the Security Deposit to the amount of the then current Base Rent per month. Upon any increase or decrease in Base Rent, Landlord may require the Security Deposit to be increased or decreased by the amount of the adjustment in the per month Base Rent. No later than thirty (30) days after Tenant vacates the Premises, upon the expiration or sooner termination of this Lease, if Tenant is not then in default, Landlord shall return to Tenant any unapplied balance of the Security Deposit.
4. UTILITIES. Tenant shall pay all charges for heat, water, gas, electricity, telephone and any other utilities used on the Premises by Tenant directly to the applicable utility provider. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement. Landlord hereby agrees to use commercially reasonable efforts to restore any interrupted or curtailed services to the extent such interruption or curtailment is caused by Landlord.
5. TAXES
     5.1 Real Property Taxes. Tenant shall pay to Landlord Tenant’s Share of Real Property Taxes (as defined in Section 5.2) as a part of Operating Expenses for each full or partial calendar year during the Lease Term in accordance with the terms and provisions of Section 7.1 below.
     5.2 Definition of Real Property Taxes. “Real Property Taxes” shall be the sum of the following: all real property taxes, assessments, supplementary taxes, escape taxes, possessory-interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit and traffic charges, housing fund assessments, open space charges, childcare fees, school, sewer and parking fees or any other assessments, levies, fees, exactions or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen (including fees “in-lieu” of any such tax or assessment) which are assessed, levied, charged, conferred or imposed by any public authority upon the Premises or any other improvements located upon the Premises (or any real property comprising any portion thereof) or its operations, together with all taxes, assessments or other fees imposed by any public authority upon or measured by any Rent or other charges payable hereunder, including any gross receipts tax or excise tax levied by any governmental authority with respect to receipt of rental income, or upon, with respect to or by reason of the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or documentary transfer taxes upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, together with any tax imposed in substitution, partially or totally, of any tax previously included within the aforesaid definition or any additional tax the nature of which was previously included within the aforesaid definition, together with any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’, administrative and expert witness fees and costs) incurred by Landlord in challenging any of the foregoing or seeking the reduction in or abatement, redemption or return of any of the foregoing, but only to the extent of any such reduction, abatement, redemption or return. Notwithstanding the foregoing, any assessments that may be paid over more than a one (1) year period shall be included in “Real Property Taxes” as if such payments were made in the maximum number of installments permitted by Applicable Laws and only the portion thereof attributable to a given year shall be included in “Real Property Taxes” for that year. All references to Real Property Taxes during a particular year shall be deemed to refer to taxes accrued during such year, including supplemental tax bills regardless of when they are actually assessed and without regard to when such taxes are payable. Real Property Taxes shall expressly include One Hundred Percent (100%) of any increase or supplemental assessments accruing as a result of the construction of the Building, or any other improvements located upon the Premises. In addition to Tenant’s Share of Real Property Taxes (paid as a part of Operating Expenses), Tenant shall pay to Landlord One Hundred Percent

(100%) of any increase in taxes due to the increased assessed value of the Premises directly attributable to the value of any Tenant Improvements (as defined in the Work Letter, if any). The obligation of Tenant to pay Real Property Taxes (including any supplemental taxes) for the last full and/or partial year(s) of the Term shall survive the expiration or early termination of this Lease. In no event shall Tenant or any Tenant Party (as defined in Section 12.1) be entitled to file any property tax assessment appeal. Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate or inheritance tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord to the extent attributable to Landlord’s general or net income (as opposed to rents or receipts attributable to operations at the Project). Subject to the terms of this Section 5.2, Real Property Taxes for partial years, if any, falling within the Term shall be prorated.
     5.3 Personal Property Taxes. Prior to delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and other personal property located and/or installed on the Premises by Tenant; and Tenant shall provide Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced by Landlord.
6. OPERATING EXPENSES
     6.1 Operating Expenses. Tenant shall pay to Landlord Tenant’s Share of the Building Operating Expenses, if any, and Tenant’s Share of Project Operating Expenses for each full or partial calendar year during the Lease Term, as provided in Section 7.1 below. Tenant’s Share of Building Operating Expenses and Tenant’s Share of Project Operating Expenses may be referred to herein collectively as “Tenant’s Share”.
     6.2 Definition of Operating Expenses. “Operating Expenses” shall mean collectively the “Building Operating Expenses” and the “Project Operating Expenses” as defined in this Section 6.2. The Lease is a single tenant “triple-net” Lease and Tenant shall be responsible to perform and shall have the first opportunity/obligation to perform all repairs and maintenance of the Premises in accordance with Section 9.1 below, subject to Landlord’s responsibility for the maintenance and repair of specific areas of the Premises as specifically set forth in Section 9.2 below. However, in the event Landlord does perform any repair or maintenance items which are Tenant’s responsibility or expends funds for taxes or insurance (or items described in 6.2.1 below), Tenant shall reimburse Landlord as set forth below.
          6.2.1. “Building Operating Expenses” means the total costs and expenses incurred by Landlord in the ownership, operation, maintenance, repair and management of the Premises, including, but not limited to: (a) repair, replacement, maintenance, utility costs and landscaping of the Premises, including, but not limited to, any and all costs of maintenance, repair and replacement of all parking areas (including bumpers, sweeping, striping and slurry coating), common driveways, loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, landscaping, irrigation systems, fences and gates and other costs which are allocable to the Premises including any costs under the terms of any CC&Rs affecting the real property, (b) non-structural maintenance, repair and replacement of the roof (and roof membrane), skylights and exterior walls of the Building (including painting); (c) commercially reasonable (based upon the standard set forth in Section 8.1 below) insurance deductibles and the costs relating to the insurance maintained by Landlord as described in Section 8.1 below, including, without limitation, Landlord’s cost of any deductible or self insurance retention; (d) maintenance contracts for, and the repair and replacement of, the heating, ventilation and air-conditioning (HVAC) systems and elevators, if any; (e) maintenance, repair, replacement, monitoring and operation of the fire/life safety and sprinkler system (to the extent Landlord is obligated to do so pursuant to Section 9.2); (f) trash collection; (g) capital improvements or capital replacements (excluding the roof structure) made to or capital assets acquired for the Premises after the Commencement Date that are intended to reduce Building Operating Expenses or are reasonably necessary for the health and safety of the occupants of the Building or are required under any governmental law or regulation, which capital costs, or an allocable portion thereof, shall be amortized over the period reasonably determined by Landlord, together with interest on the unamortized balance at the Applicable Interest Rate; (h) intentionally omitted; (i) Real Property Taxes attributable to the Premises; and (j) any other reasonable costs incurred by Landlord related to the Premises and not related to the Project as a whole. Notwithstanding any provision to the contrary contained in this Section 6.2.1, Tenant shall pay to Landlord an amount equal to two percent (2%) of Rent for the costs and fees incurred by Landlord in connection with the management of this Lease and/or the Premises including the cost of those services which are customarily performed by a property management services company, whether performed internally or through an outside management company. Building Operating Expenses shall not include (i) replacement of or structural repairs to the roof or the exterior walls; (ii) repairs to the extent covered by insurance proceeds, or paid by Tenant or other third parties; (iii) alterations and tenant improvements solely attributable to tenants of the Project other than Tenant; (iv) marketing expenses; (v) any cost or expense associated with compliance with any laws, ordinances, rules or regulations regarding any condition existing upon the Premises if such condition existed prior to the Commencement Date, including, but not limited to removal of any and all asbestos and other toxic and hazardous substances located in the Premises; (vi) items for which Landlord is actually reimbursed from other sources (other than the payment by other tenants of Building Operating Expenses and Project Operating Expenses); (vii) the cost of services sold to other tenants; (viii) legal fees and expenses (except for legal fees and expenses incurred by Landlord in enforcing the Common Area use provisions of other tenants’ leases); (ix) brokers’ fees and other marketing costs with respect to other tenants and/or leases; (x) interest, fees and costs related to financings; (xi) costs incurred in connection with the investigation, reporting, remediation or abatement of any Hazardous Material located (or alleged to be located) in, on, under or about the Project (other than de minimus costs to clean up and/or remove minor oil spills or minor amounts of other Hazardous Materials thereon); (xii) general overhead; (xiii) salaries and expenses for employees at the management level and above except as otherwise provided herein; and (xiv) depreciation.
          6.2.2. Project Operating Expenses. “Project Operating Expenses” shall include all reasonable and necessary expenses incurred by Landlord in the ownership, operation, maintenance, repair and management of the Project Common Areas, including, without limitation, Real Property Taxes attributable to the Project Common Areas, except as expressly excluded in Section 6.2.1 above. Tenant has previously received an estimate of the anticipated Project Operating Expenses.
7. ESTIMATED EXPENSES
     7.1 Payment. “Estimated Expenses” for any particular year shall mean Landlord’s estimate of Operating Expenses for a calendar year. Tenant shall pay Tenant’s Share of the Estimated Expenses with installments of Base Rent in monthly installments of one-twelfth (1/12th) thereof on the first day of each calendar month during such year. If at any time Landlord determines that Operating Expenses are projected to vary from the then Estimated Expenses, Landlord may, by notice to Tenant, revise such Estimated Expenses, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such calendar year Tenant has paid to Landlord Tenant’s Share of the revised Estimated Expenses for such year.
     7.2 Adjustment. “Operating Expenses Adjustment” (or “Adjustment”) shall mean the difference between Tenant’s Share of Estimated Expenses and Tenant’s Share of Operating Expenses for any calendar year. After the end of each calendar year, Landlord shall deliver to Tenant a statement of Tenant’s Share of Operating Expenses for such calendar year, accompanied by a computation of the Adjustment. If Tenant’s payments are less than Tenant’s Share, then Tenant shall pay the difference within twenty (20) days after receipt of such statement. Tenant’s obligation to pay such amount shall survive the expiration or termination of this Lease. If Tenant’s payments exceed Tenant’s Share, then (provided that Tenant is not in default) Landlord shall credit such excess amount to future installments of Tenant’s Share for the next calendar year. If Tenant is in default, Landlord may, but shall not be required to, credit such amount to Rent arrearages.
8. INSURANCE
     8.1 Landlord. Landlord shall maintain insurance through individual or blanket policies insuring the Building against fire and extended coverage (including, if Landlord elects, “all risk” coverage, earthquake/volcanic action, flood and/or surface water insurance) for the full replacement cost of the Building, with commercially reasonable deductibles and the form and endorsements of such coverage as selected by Landlord, together with rental abatement insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such commercially reasonable terms as Landlord shall determine. For purposes of this Section 8.1, the “commercially reasonable” standard shall be based upon insurance and deductibles customarily carried or selected by sophisticated, institutional landlords for the protection of such landlords and the protection of properties similar to the Building.

Tenant shall pay to Landlord, as a portion of the Operating Expenses, the costs of the insurance coverages described herein, including, without limitation, Landlord’s cost of any self-insurance deductible or retention.
     8.2 Tenant. Tenant shall, at Tenant’s expense, obtain and keep in force at all times the following insurance:
          8.2.1. Commercial General Liability Insurance (Occurrence Form). A policy of commercial general liability insurance (occurrence form) having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate per location if Tenant has multiple locations, providing coverage for, among other things, blanket contractual liability, premises, products/completed operations with an “Additional Insured-Managers or Lessors of Premises Endorsement” and containing the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a hostile fire, and personal and advertising injury coverage, and, if necessary, Tenant shall provide for restoration of the aggregate limit by increasing the aggregate limits of existing policies, obtaining new policies or through umbrella coverage, and provided that the policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease;
          8.2.2. Automobile Liability Insurance. Business automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired or non-owned automobiles;
          8.2.3. Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by state statute and federal statute, if applicable, and covering all persons employed by Tenant in the conduct of its operations on the Premises (including the all states endorsement and, if applicable, the volunteers endorsement), together with employer’s liability insurance coverage in the amount of at least Five Hundred Thousand Dollars ($500,000); and
          8.2.4. Property Insurance. “All risk” property insurance including boiler and machinery comprehensive form, if applicable, covering damage to or loss of any of Tenant’s personal property, fixtures, equipment and alterations, including electronic data processing equipment (collectively “Tenant’s Property”) (and coverage for the full replacement cost thereof including business interruption of Tenant), together with, if the property of Tenant’s invitees, customers, or agents is to be kept in the Premises, warehouser’s legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitees, customers, or agents and located in the Premises; and
          8.2.5. Business Interruption. Loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all peril commonly insured against by prudent lessees in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.
     8.3 General
          8.3.1. Insurance Companies. Insurance required to be maintained by Tenant shall be written by companies licensed to do business in the state in which the Premises are located and having a “General Policyholders Rating” of at least “A — VIII” (or such higher rating as may be required by a lender having a lien on the Premises) as set forth in the most current issue of “Best’s Insurance Guide.”
          8.3.2. Certificates of Insurance. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant in the form of Exhibit C, attached hereto (or in a form acceptable to Landlord in its sole discretion), no later than seven (7) days prior to the date of possession of the Premises. Tenant shall, at least ten (10) days prior to expiration of the policy, furnish Landlord with certificates of renewal or “binders” thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days prior written notice to the parties named as additional insureds in this Lease (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least ten (10) days’ notice has been given to Landlord). If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs suffered or incurred by Landlord (including litigation costs and attorneys’ fees and expenses) resulting from said failure.
          8.3.3. Additional Insureds. Landlord, Landlord’s lender, if any, and any property management company of Landlord for the Premises shall be named as additional insureds on a form approved by Landlord under all of the policies required by Section 8.2.1. The policies required under Section 8.2.1 shall provide for severability of interest.
          8.3.4. Primary Coverage. All insurance to be maintained by Tenant shall, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance of Landlord. Any umbrella liability policy or excess liability policy (which shall be in “following form”) shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance maintained by Tenant shall not limit Tenant’s liability under this Lease.
          8.3.5. Waiver of Subrogation. Whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty is incurred by either Landlord or Tenant or by anyone claiming by, through or under Landlord or Tenant in connection with the Premises, and (b) such party is covered in whole or in part by property insurance (or would have been covered but for such party’s failure to maintain the coverage required in this Section 8) with respect to such loss, cost, damage or expense or as required under this Lease to be self-insured, then the party so insured (or so required) hereby waives (on its own behalf and on behalf of its insurer) any claims against and releases the party from any liability said other party may have on account of such loss, cost, damage or expense. All property insurance which is carried by either party to insure against damage or loss to property shall include provisions denying to each respective insurer rights of subrogation and recovery against the other party. The waiver of subrogation contained in this Section 8.3.5 shall not apply to any casualty which is not covered or required to be covered by the insurance required to be maintained pursuant to this Lease.
          8.3.6. Notification of Incidents. Tenant shall notify Landlord within forty-eight (48) hours after the occurrence of any accidents or incidents in the Premises or the Project which could give rise to a claim under any of the insurance policies required under this Section 8.
     8.4 Indemnity.
          8.4.1. Indemnity by Tenant. Tenant shall indemnify, protect, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and Landlord’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, judgments, causes of action, damages, penalties, costs, liabilities, and expenses, including all costs, reasonable attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon (collectively, “Claims” or “Liabilities”), arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (i) any default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or (ii) Tenant’s use of the Premises, the conduct of Tenant’s business or any activity, work or things done, permitted or suffered by Tenant or any Tenant Party (as defined in Section 12.1) in or about the Premises or other portions of the Project, except to the extent caused by (a) Landlord’s gross negligence or willful misconduct with respect to Claims or Liabilities which are covered under any insurance policy required to be maintained by Tenant under this Lease (or would be covered under such insurance policy if Tenant had maintained the required insurance policy or policies) (collectively, the “Insurable Risks”), even though caused or alleged to be caused by the negligence or fault (as opposed to gross negligence or willful misconduct) of Landlord or Landlord Parties (this indemnity is intended to indemnify Landlord and Landlord Parties against the consequences of their own negligence with respect to the Insurable Risks when Landlord or Landlord Parties are jointly, comparatively, contributively, or concurrently negligent with Tenant), or (b) Landlord’s negligence or breach of this Lease with respect to Claims or Liabilities that are not part of the Insurable Risks. The obligations of Tenant under this Section 8.4 shall survive the termination of this Lease with respect to any claims or liability arising prior to such termination.
          8.4.2. Indemnity by Landlord. Landlord shall indemnify, protect, defend (by counsel reasonably acceptable to Tenant) and hold Tenant and Tenant’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns harmless from and against any and all Claims or Liabilities arising out of or in connection with, but only to the extent of (a) Landlord’s gross negligence or willful misconduct with respect to Claims or Liabilities that are part of Insurable Risks and (b) Landlord’s negligence or breach of this Lease with respect to Claims or Liabilities that are not a part of the Insurable Risks; provided, however, the foregoing indemnity of Landlord shall in no way limit the provisions of Section 19.5 hereof. Landlord’s agreement to indemnify, defend and hold Tenant harmless as provided above is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover (or, if such policies would have been carried as required, would have covered) Claims or Liabilities incurred as a result of negligent acts or omissions or the willful misconduct of Landlord or those of other Landlord Parties.
     8.5 Exemption of Landlord from Liability. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property including, but not limited to, Tenant’s fixtures, equipment, furniture and alterations or illness or injury to persons in, upon or about the Premises or other portions of the Project arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except to the extent caused by (a) Landlord’s gross negligence or willful misconduct with respect to Claims or Liabilities that are part of the Insurable Risks or (b) Landlord’s negligence or breach of this Lease with respect to the Claims or Liabilities that are not part of the Insurable Risks. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom. Tenant further agrees that Landlord shall not be liable for damage to the property of Tenant, or injury to or illness or death of Tenant or any Tenant Party, or any other person in or about the Premises of the Project, whether such damage, illness or injury is caused by fire, steam, electricity, gas, water or rain, or from the breakage, leakage or other defects of sprinklers, wires, appliances, ventilation, plumbing, air conditioning or lighting fixtures, or from any other cause, and whether said damage, illness or injury results from conditions arising upon the Premises, upon other portions of the Building or from other sources or places, and regardless of whether the cause of such damage, illness or injury or the means of repairing the same is inaccessible to Tenant, except to the extent such damage, illness or injury is caused by (a) Landlord’s gross negligence or willful misconduct with respect to Claims or Liabilities that are part of the Insurable Risks or (b) Landlord’s negligence or breach of this Lease with respect to Claims or Liabilities that are not part of the Insurable Risks. Landlord shall not be liable for any damages arising from any act or neglect of any contractor or other tenant, if any, of the Building or the Project or Landlord’s failure to enforce the terms of any agreements with parties other than Tenant.
9. REPAIRS AND MAINTENANCE
     9.1 Tenant. Tenant, at Tenant’s sole cost and expense, shall keep and maintain the Premises interior and exterior (excluding only replacement of or structural repairs to the roof and other matters that are Landlord’s responsibility pursuant to Section 9.2 below), including, without limitation, exterior painting, parking lot repairs and maintenance, loading docks, roll up doors and ramps, floors, subfloors and floor coverings, walls and wall coverings, doors, windows, glass, plate glass, locks, ceilings, skylights, lighting systems, interior plumbing, electrical and mechanical systems and wiring, appliances and devices using or containing refrigerants, fixtures and equipment in good repair and in a clean and safe condition, and repair and/or replace any and all of the foregoing in a clean and safe condition, in good order, condition and repair. Without limiting the foregoing, Tenant shall, at Tenant’s sole expense, immediately replace all broken glass in the Premises with glass equal to or in excess of the specification and quality of the original glass; and repair any area damaged by Tenant, Tenant’s agents, employees, invitees and visitors, including any damage caused by any roof penetration, whether or not such roof penetration was approved by Landlord. All repairs and replacements by Tenant shall be made and performed: (a) at Tenant’s cost and expense and at such time and in such manner as Landlord may designate, (b) by contractors or mechanics approved by Landlord, (c) so that same shall be at least equal in quality, value and utility to the original work or installation, (d) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building or the Project, and (e) in accordance with the Rules and Regulations and all Applicable Laws. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under the Lease, which failure continues at the end of ten (10) days following Tenant’s receipt of written notice from Landlord stating the nature of the failure, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of maintenance and repairs, as required by any Applicable Law, and shall use certified technicians to perform such maintenance and repairs, as so required. Tenant shall deliver full and complete copies of all service or maintenance contracts entered into by Tenant for the Premises to Landlord within one hundred twenty (120) days after the Commencement Date. Landlord agrees to assign to Tenant on a non-exclusive basis the benefit of any equipment warranties for systems installed in the Premises to the extent Tenant is required to maintain and repair such systems pursuant to the terms of this Lease.
     9.2 Landlord. Landlord shall, subject to the following limitations, repair damage to structural portions of the roof, foundation and load-bearing portions of walls (excluding wall coverings, painting, glass and doors) of the Building; provided, if such damage is caused by any act or omission of Tenant, or any Tenant Party, then the cost thereof shall be at Tenant’s sole expense except to the extent such damage is covered or required to be covered by the insurance required under this Lease to be maintained by Landlord (and specifically excluding any amounts payable from the deductible thereunder, which shall be payable by Tenant).
Landlord shall not be required to make any repair resulting from (i) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, except as provided in Section 13 of this Lease, (ii) the installation, use or operation of Tenant’s property, fixtures and equipment, (iii) the moving of Tenant’s property in or out of the Building or in and about the Premises, (iv) Tenant’s use or occupancy of the Premises in violation of Section 11 of this Lease or in the manner not contemplated by the parties at the time of the execution of this Lease, (v) the acts or omissions of Tenant or any Tenant Party unless such damage is not covered by the insurance required under this Lease to be maintained by Tenant and is fully covered by the insurance required under this Lease to be maintained by Landlord, (vi) fire and other casualty, except as provided by Section 13 of this Lease or (vii) condemnation, except as provided in Section 14 of this Lease. Landlord shall make repairs under this Section 9.2 within a reasonable time after receipt of written notice from Tenant of the need for such repairs. There shall be no abatement of Rent during the performance of such work. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant’s use of the Premises during any repairs by Landlord. Tenant waives any right to repair the Premises and/or the Project at the expense of Landlord under any Applicable Laws.
10. ALTERATIONS
     10.1 Trade Fixtures; Alterations. Tenant may install necessary trade fixtures, equipment and furniture in the Premises, provided that such items are installed and are removable without structural or material damage to the Premises or the Project. Tenant shall not construct, nor allow to be constructed, any alterations or physical additions in, about or to the Premises (except as provided in the Work Letter) without obtaining the prior written consent of Landlord, which consent shall be conditioned upon Tenant’s compliance with the provisions of Exhibit F and any other applicable reasonable requirements of Landlord regarding construction of improvements and alterations. Tenant shall submit plans and specifications to Landlord with Tenant’s request for approval and shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any such alterations and additions, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said matters. If Landlord does not respond to a written request from Tenant within ten (10) business days, then Landlord shall be deemed to disapprove such request. Notwithstanding the foregoing, Tenant may make alterations to the Premises without Landlord’s consent, provided that the cost of any such alteration does not exceed Twenty-Five Thousand Dollars ($25,000.00) per alteration or Fifty Thousand Dollars ($50,000.00) in the aggregate in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises or the Building, (ii) require any changes to nor adversely affect the systems and equipment of the Building, and (iii) affect the exterior appearance of the Building, and further provided that Tenant shall give Landlord at least fifteen (15) days prior written notice of any such alteration, which notice shall be accompanied by reasonably adequate evidence that such alterations meet the criteria contained in this sentence. In the event Tenant makes any alterations to the Premises that trigger or give rise to a requirement that the Building or the Premises come into compliance with any governmental laws, ordinances, statutes, orders and/or regulations (such as ADA requirements), Tenant shall be fully responsible for complying, at its sole cost and expense, with same. Tenant shall post, record and file a notice of completion after completion of such work and provide Landlord with a copy thereof. Tenant shall provide Landlord with a set of “as-built” drawings for any such work. Notwithstanding anything to the contrary contained herein, Landlord shall cause the Premises to comply as of the date of Substantial Completion of the Improvements (as defined in the Work Letter) of the Premises with the ADA as it exists as of such date.

     10.2 Damage; Removal. Tenant shall repair all damage to the Premises, Building or the Project caused by the installation or removal of Tenant’s fixtures, equipment, furniture or alterations. Upon the termination of this Lease, Tenant shall (if required in writing at the time Landlord consents thereto or, if Landlord’s consent thereto is not required, at the time such items are installed provided that in each such case Tenant requests in writing at the time of Tenant’s request for consent or at the time of installation thereof, as applicable, that Landlord make such a determination) remove any or all trade fixtures, alterations, additions, improvements and partitions made or installed by Tenant, and restore the Premises to its condition existing prior to the construction of any such items; provided, however, Landlord has the absolute right to require Tenant to have all or any portion of such items designated by Landlord other than Tenant’s trade fixtures or other personal property to remain on the Premises, in which event they shall be and become the property of Landlord upon the termination of this Lease. All such removals and restoration shall be accomplished in a good and workmanlike manner and so as not to cause any damage to the Premises or the Project whatsoever.
     10.3 Liens. Tenant shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics’ and materialmen’s liens in connection therewith. Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non-responsibility. If any lien is filed, Tenant shall cause such lien to be released and removed (or provide security therefor acceptable to Landlord in Landlord’s sole discretion) within ten (10) days after the date of filing, and if Tenant fails to do so, Landlord may take such action as may be necessary to remove such lien and Tenant shall pay Landlord such amounts expended by Landlord together with interest thereon at the Applicable Interest Rate from the date of expenditure.
     10.4 Standard of Work. All work to be performed by or for Tenant pursuant hereto shall be performed diligently and in a good, workmanlike manner, and in compliance with all Applicable Laws, and/or Tenant and Landlord’s insurance carriers. Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work.
11. USE. The Premises shall be used only for the Permitted Uses set forth in the Basic Lease Information and for no other uses without Landlord’s prior written consent, not to be unreasonably withheld. Tenant’s use of the Premises shall be in compliance with and subject to all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 12990 42 USC 12111 et seq. (the “ADA”), as the same may be amended from time to time, and all Environmental Laws (as defined in Section 12.1). Except as otherwise expressly provided in this Lease, Tenant shall be responsible for obtaining any permit, business license, or other permits or licenses required by any governmental agency permitting Tenant’s use or occupancy of the Premises. In no event shall the Premises be used for any of the Prohibited Uses set forth on Exhibit D attached hereto. Tenant shall comply with the rules and regulations attached hereto as Exhibit E, together with such additional reasonable, non-discriminatory rules and regulations as Landlord may from time to time prescribe. Tenant shall not commit waste, overload the floors or structure of the Building, subject the Premises or the Project to any use which would damage the same or increase the risk of loss or violate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants, take any action which would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose. Tenant shall have the right to use for its employees and invitees the parking areas located upon the Premises. Landlord hereby agrees to use commercially reasonable efforts to cause other tenants of the Project to comply with the terms and provisions of their leases, but notwithstanding the foregoing, in no event shall Landlord be responsible for non-compliance by any other tenant or occupant of the Project with, or Landlord’s failure to enforce, any of the rules or regulations or any other terms or provisions of such tenant’s or occupant’s lease, and neither such noncompliance by any such parties nor Landlord’s failure to enforce the same shall constitute a default by Landlord under this Lease or entitle Tenant to any remedies whatsoever against Landlord. Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, the Building or the Project.

12. ENVIRONMENTAL MATTERS
     12.1 Hazardous Materials. Tenant shall not cause nor permit, nor allow any of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants (individually, a “Tenant Party” and collectively, “Tenant’s Parties”) to cause or permit, any Hazardous Materials to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, under or about the Premises or the Project, except for routine office and janitorial supplies and fuels and materials to operate forklifts in usual and customary quantities stored, used and disposed of in accordance with all applicable Environmental Laws. As used herein, “Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof, whether solid, semi-solid, liquid or gaseous, which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, tobacco smoke, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs), refrigerants (including those substances defined in the Environmental Protection Agency’s “Refrigerant Recycling Rule,” as amended from time to time) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects. As used herein, “Environmental Laws” means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant, the Premises or the Project. Tenant and Tenant’s Parties shall comply with all Environmental Laws in connection with Tenant’s occupancy of the Premises and promptly notify Landlord in writing of the violation of any Environmental Law or presence of any Hazardous Materials, other than office and janitorial supplies as permitted above, in, on, under or about the Premises or the improvements or the soil or groundwater thereunder. Landlord shall have the right to enter upon and inspect the Premises and to conduct tests, monitoring and investigations. If such tests indicate the presence of any environmental condition caused or negligently or willfully exacerbated by Tenant or any Tenant Party, Tenant shall reimburse Landlord for the cost of conducting such tests. The phrase “environmental condition” shall mean any adverse condition relating to any Hazardous Materials or the environment, including surface water, groundwater, drinking water supply, land, surface or subsurface strata or the ambient air and includes air, land and water pollutants, noise, vibration, light and odors. In the event of any such environmental condition caused by Tenant or negligently or willfully exacerbated by Tenant or any Tenant Party, Tenant shall promptly take any and all steps necessary to rectify the same to the satisfaction of the applicable agencies and Landlord, or shall, at Landlord’s election, reimburse Landlord, upon demand, for the actual cost to Landlord of performing rectifying work. The reimbursement shall be paid to Landlord in accordance with the progress of the work, based upon Landlord’s actual cost thereof and within ten (10) days of receipt of each periodic invoice from Landlord therefor; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall promptly after receipt of Landlord’s bills therefor or Landlord shall promptly refund to Tenant any excess deposit, as the case may be.
     12.2 Indemnification. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and Landlord’s affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, lenders, agents, contractors, successors and assigns (individually and collectively, “Indemnitees”) from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (a) Tenant and/or any Tenant Party’s breach of this Section 12, or (b) the release of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant’s and/or any Tenant Party’s activities, or negligent failure to act, in connection with the Premises. This indemnity shall include, without limitation, the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Lease.

     12.3 Pre-Existing Conditions. Landlord hereby represents to Tenant that, to its actual knowledge, no environmental condition (as defined in Section 12.1) in violation of law presently exists as of the Effective Date on, under, or within the Premises. For purposes of this Lease, current “actual knowledge” shall mean the actual, present knowledge of Eric Blount, Scott Hirschman and Lou Berchicci as of the date of this Lease, without investigation or inquiry of any kind.
13. DAMAGE AND DESTRUCTION
     13.1 Casualty. If the Premises or Building should be damaged or destroyed by fire or other casualty, Tenant shall give immediate written notice to Landlord. Within thirty (30) days after receipt from Tenant of such written notice, Landlord shall notify Tenant whether, in Landlord’s reasonable determination, the necessary repairs can reasonably be made: (a) within one hundred eighty (180) days; or (b) in more than one hundred eighty (180) days, in each case after the date Landlord receives notice of such casualty from Tenant.
          13.1.1. Less Than 180 Days. If the Premises or Building should be damaged only to such extent that rebuilding or repairs can reasonably be completed within one hundred eighty (180) days after the date Landlord receives notice of such casualty from Tenant, this Lease shall not terminate and, provided that insurance proceeds are available to fully repair the damage, Landlord shall repair the Premises and the initial Tenant Improvements installed or constructed in the Premises by Landlord pursuant to the Work Letter, except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property which may have been placed in, on or about the Premises by or for the exclusive benefit of Tenant (other than the initial Tenant Improvements installed or constructed in the Premises by Landlord pursuant to the Work Letter). If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises) from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period the Premises are unfit for occupancy.
          13.1.2. Greater Than 180 Days. If the Premises or Building should be so damaged that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date Landlord receives notice of such casualty from Tenant, either Landlord or Tenant may terminate this Lease by giving written notice within ten (10) days after notice from Landlord specifying such time period of repair; and this Lease shall terminate and the Rent shall be abated from the date Tenant vacates the Premises. In the event that neither party elects to terminate this Lease, Landlord shall promptly commence and diligently prosecute to completion the repairs to the Building or Premises, provided insurance proceeds are available to repair the damage (except that Landlord shall not be required to rebuild, repair or replace Tenant’s Property which may have been placed in, on or about the Premises by or for the benefit of Tenant other than the initial Tenant Improvements installed or constructed in the Premises by Landlord pursuant to the Work Letter). If Tenant is required to vacate all or a portion of the Premises during Landlord’s repair thereof, the Base Rent payable hereunder shall be abated proportionately on the basis of the size of the area of the Premises that is damaged (i.e., the number of square feet of floor area of the Premises that is damaged compared to the total square footage of the floor area of the Premises), from the date Tenant vacates all or a portion of the Premises that was damaged only to the extent rental abatement insurance proceeds are received by Landlord and only during the period that the Premises are unfit for occupancy.
          13.1.3. Casualty During the Last Year of the Lease Term. Notwithstanding any other provisions hereof, if the Premises or the Building shall be damaged within the last year of the Lease Term, and if the cost to repair or reconstruct the portion of the Building or the Premises which was damaged or destroyed shall exceed $10,000, then, irrespective of the time necessary to complete such repair or reconstruction, Landlord and Tenant shall each have the right, in its sole discretion, to terminate the Lease effective upon the occurrence of such damage, in which event the Rent shall be abated from the date Tenant vacates the Premises. The foregoing right shall be in addition to any other right and option of Landlord and Tenant under this Section 13.
     13.2 Tenant’s Fault. If the Premises or any portion of the Premises is damaged resulting from the negligence or breach of this Lease by Tenant or any of Tenant’s Parties, Rent shall not be reduced during the repair of such damage except to the extent such lost Rent payments are covered by or required to be covered by the insurance required to be maintained by Landlord pursuant to this Lease and Tenant shall be liable to Landlord for the cost of the repair caused thereby to the extent such cost is not covered by insurance proceeds received by Landlord.
     13.3 Uninsured Casualty. Tenant shall be responsible for and shall pay to Landlord Tenant’s Share of any deductible or retention amount payable under the property insurance for the Premises. In the event that the Premises or any portion of the Premises is damaged to the extent Tenant is unable to use the Premises and such damage is not covered by insurance proceeds received by Landlord (or which would have been received by Landlord had Landlord maintained the insurance required by this Lease to be maintained by Landlord) or in the event that the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right at Landlord’s option either (i) to repair such damage as soon as reasonably possible at Landlord’s expense, or (ii) to give written notice to Tenant within thirty (30) days after the date of the occurrence of such damage of Landlord’s intention to terminate this Lease as of the date of the occurrence of such damage. In the event Landlord elects to terminate this Lease, Tenant shall have the right within ten (10) days after receipt of such notice to give written notice to Landlord of Tenant’s commitment to pay the cost of repair of such damage, in which event this Lease shall continue in full force and effect, and Landlord shall make such repairs as soon as reasonably possible subject to the following conditions: Tenant shall deposit with Landlord Landlord’s estimated cost of such repairs not later than ten (10) days prior to Landlord’s commencement of the repair work. If the cost of such repairs exceeds the amount deposited, Tenant shall reimburse Landlord for such excess cost within fifteen (15) days after receipt of an invoice from Landlord. Any amount deposited by Tenant in excess of the cost of such repairs shall be refunded within thirty (30) days of Landlord’s final payment to Landlord’s contractor. If Tenant does not give such notice within the ten (10) day period, or fails to make such deposit as required, this Lease shall terminate automatically as of the date of the occurrence of the damage.
     13.4 Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair, Tenant waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law.
14. EMINENT DOMAIN
     14.1 Total Condemnation. If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.
     14.2 Partial Condemnation. If any portion of the Premises or the Building is Condemned and Landlord and Tenant determine in their reasonable discretion that such partial condemnation materially impairs Tenant’s ability to use the Premises for Tenant’s business as reasonably determined by Landlord and Tenant, Tenant and Landlord shall each have the option of terminating this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If Landlord and Tenant determine that such partial condemnation does not materially impair Tenant’s ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent shall be adjusted as reasonably determined by Landlord.
     14.3 Award. If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location, loss of business and the taking of Tenant’s personal property provided that such award to Tenant does not reduce the amount of the award payable to Landlord. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment.
     14.4 Temporary Condemnation. In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord’s property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.
15. DEFAULT
     15.1 Events of Defaults. The occurrence of any of the following events shall, at Landlord’s option, constitute an “Event of Default”:
          15.1.1. Vacation or abandonment of the Premises for a period of sixty (60) consecutive days and failure to secure the Premises;
          15.1.2. Failure to pay Rent on the date when due and the failure continuing for a period of seven (7) days after such payment is due and notice of such default is given to Tenant, provided such notice shall be in lieu of any notice required by any Applicable Laws;
          15.1.3. Failure to perform Tenant’s covenants and obligations hereunder (except default in the payment of Rent) where such failure continues for a period of thirty (30) days after written notice from Landlord; provided, however, if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, Tenant shall not be deemed to be in default if Tenant commences the cure within such thirty (30) day period and diligently and continuously prosecutes such cure to completion;
          15.1.4. The making of a general assignment by Tenant for the benefit of creditors; the filing of a voluntary petition by Tenant or the filing of an involuntary petition by any of Tenant’s creditors seeking the rehabilitation, liquidation or reorganization of Tenant under any law relating to bankruptcy, insolvency or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the same within sixty (60) days of such filing; the appointment of a receiver or other custodian to take possession of substantially all of Tenant’s assets or this leasehold; Tenant’s insolvency or inability to pay Tenant’s debts or failure generally to pay Tenant’s debts when due; any court entering a decree or order directing the winding up or liquidation of Tenant or of substantially all of Tenant’s assets; Tenant taking any action toward the dissolution or winding up of Tenant’s affairs; the cessation or suspension of Tenant’s use of the Premises; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold; or
          15.1.5. The making of any material misrepresentation or omission by Tenant or any successor in interest of Tenant in any materials delivered by or on behalf of Tenant to Landlord or Landlord’s lender pursuant to this Lease.
     15.2 Remedies
          15.2.1. Termination. In the event of the occurrence of any Event of Default, Landlord shall have the right to give a written termination notice to Tenant (which notice may be the notice given under Section 15.1 above, if applicable, and which notice shall be in lieu of any notice required by any other Applicable Laws and, on the date specified in such notice, this Lease shall terminate unless on or before such date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other Events of Default at the time existing shall have been fully remedied to the satisfaction of Landlord.
                    15.2.1.1 Repossession. Following termination, without prejudice to other remedies Landlord may have, Landlord may (i) peaceably re-enter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term), at such rental and upon such other terms and conditions as Landlord in Landlord’s sole discretion shall determine, with the right to make reasonable alterations and repairs to the Premises; and (iii) remove all personal property therefrom.
                    15.2.1.2 Unpaid Rent. Landlord shall have all the rights and remedies of a landlord provided by Applicable Law, including the right to recover from Tenant but subject to Landlord’s duty to mitigate damages if required by Applicable Laws: (a) the worth, at the time of award, of the unpaid Rent that had been earned at the time of termination, (b) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided, (c) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided, and (d) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default. The phrase “worth, at the time of award,” as used in (a) and (b) above, shall be computed at the Applicable Interest Rate, and as used in (c) above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
          15.2.2. Continuation. Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession; and Landlord may enforce all of Landlord’s rights and remedies under this Lease allowed by law (“lessor” may continue the Lease in effect after “lessee’s” breach and abandonment and recover Rent as it becomes due, if “lessee” has the right to sublet or assign, subject only to reasonable limitations) to recover Rent as it becomes due. Landlord, without terminating this Lease, may, during the period Tenant is in default, enter the Premises and relet the same, or any portion thereof, to third parties for Tenant’s account and Tenant shall be liable to Landlord for all reasonable costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises and like costs. Reletting may be for a period shorter or longer than the remaining Term. Tenant shall continue to pay the Rent on the date the same is due. No act by Landlord hereunder, including acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease, shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that Landlord elects to relet the Premises, the rent that Landlord receives from reletting shall be applied to the payment of, first, any indebtedness from Tenant to Landlord other than Base Rent and Tenant’s Share of Operating Expenses and Real Property Taxes; second, all costs, including maintenance, incurred by Landlord in reletting; and, third, Base Rent and Tenant’s Share of Operating Expenses and Real Property Taxes under this Lease. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event, and notwithstanding anything in Section 16 to the contrary, shall Tenant be entitled to any excess rent received by Landlord. If, on the date Rent is due under this Lease, the rent received from the reletting is less than the Rent due on that date, Tenant shall pay to Landlord, in addition to the remaining Rent due, all costs, including maintenance, which Landlord incurred in reletting the Premises that remain after applying the rent received from reletting as provided hereinabove. So long as this Lease is not terminated, Landlord shall have the right to remedy any default of Tenant, to maintain or improve the Premises, to cause a receiver to be appointed to administer the Premises and new or existing subleases and to add to the Rent payable hereunder all of Landlord’s reasonable costs in so doing, with interest at the Applicable Interest Rate from the date of such expenditure. Landlord shall have no duty to relet the Premises so long as it has other unleased space available in the Project.
     15.3 Cumulative. Each right and remedy of Landlord provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and shall not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction of full payment of Rent; and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.
16. ASSIGNMENT AND SUBLETTING. Tenant shall not assign, sublet or otherwise transfer, whether voluntarily or involuntarily or by operation of law, the Premises or any part thereof without Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, Tenant agrees it shall be reasonable for Landlord to disapprove of a requested assignment, if the proposed assignee does not have a tangible net worth (as determined in accordance with generally accepted accounting principles consistently applied) equal to or greater than that of Tenant as of the date of the Lease as shown in the financial information provided to Landlord. The merger of Tenant with any other entity or the transfer of any controlling or managing ownership or beneficial interest in Tenant, or the assignment of a substantial portion of the assets of Tenant, whether or not located at the Premises, shall constitute an assignment hereunder. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice thereof with copies of all related documents and agreements associated with the assignment or sublease, including without limitation, the financial statements of any proposed assignee, twenty (20) days prior to the anticipated effective date of the assignment or sublease. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in the review of such documentation plus an administrative fee of Five Hundred Dollars ($500.00) for each proposed transfer. Landlord shall have a period of fifteen (15) days following receipt of such notice and all related documents and agreements to notify Tenant in writing of Landlord’s approval or disapproval of the proposed assignment or sublease. If Landlord fails to notify Tenant in writing of such election, Landlord shall be deemed to have disapproved such assignment or subletting. This Lease may not be assigned by operation of law. Any purported assignment or subletting contrary to the provisions hereof shall be void and shall constitute an Event of Default hereunder. Except in the case of an assignment or sublease to an Affiliate, if Tenant receives rent or other consideration for any such transfer in excess of the Rent, or in case of the sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay Landlord fifty percent (50%) of the difference between each such payment of rent or other consideration and the Rent required hereunder. Landlord may, without waiving any rights or remedies, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the preceding sentence. Such acceptance of Rent shall in no event be deemed to imply that Landlord is approving a subtenant or assignee which Landlord has not approved in writing pursuant to the requirements of this Section 16. Notwithstanding any assignment or subleasing of the Premises, Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment or subletting had been made. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to the Lease by assignees of Tenant without notifying Tenant or any successor of Tenant and without obtaining their consent. No permitted transfer shall be effective until there has been delivered to Landlord a counterpart of the transfer instrument in which the transferee agrees to be and remain jointly and severally liable with Tenant for the payment of Rent pertaining to the Premises and for the performance of all the terms and provisions of this Lease relating thereto arising on or after the date of the transfer. Notwithstanding the provisions set forth above requiring Landlord’s consent to any assignment or subletting, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation, limited liability company or other entity which controls, is controlled by, or is under common control with Tenant (control being defined for such purposes as the power to direct the management of the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or to any person or entity which acquires at least a majority of all the assets of Tenant as a going concern (collectively, an “Affiliate”); provided, that (i) Landlord receives twenty (20) days prior written notice of such assignment or subletting together with reasonable financial information concerning the creditworthiness of the Affiliate, (ii) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, (iii) Landlord receives a fully executed copy of such assignment or sublease agreement between Tenant and the Affiliate, and (iv) the original Tenant hereunder, i.e., LaCrosse Footwear, Inc., remains liable for all of Tenant’s obligations under this Lease. In no event shall the transfer or sale of public stock sold on an exchange regulated by the SEC in Tenant or any Affiliate constitute a transfer under this Lease. Landlord may assign its interest in the Lease in its sole discretion without Tenant’s consent.
17. ESTOPPEL, ATTORNMENT AND SUBORDINATION
     17.1 Estoppel. Within ten (10) days after written request by Landlord, Tenant shall deliver an estoppel certificate duly executed (and acknowledged if required by any lender), in the form attached hereto as Exhibit G, or in such other form as may be acceptable to the lender, which form may include some or all of the provisions contained in Exhibit G, to any proposed mortgagee, purchaser or Landlord. Tenant’s failure to deliver said statement in such time period shall be an Event of Default hereunder and shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (c) no more than one month’s Base Rent has been paid in advance. If any financier should require that this Lease be amended (other than in the description of the Premises, the Term, the Permitted Use, the Rent or as will substantially, materially or adversely affect the rights of Tenant), Landlord shall give written notice thereof to Tenant, which notice shall be accompanied by a Lease supplement embodying such amendments. Tenant shall, within ten (10) days after the receipt of Landlord’s notice, execute and deliver to Landlord the tendered Lease supplement. If Tenant fails to deliver to Landlord the tendered Lease supplement within ten (10) days after receipt of Landlord’s notice, Tenant shall be deemed to have given Landlord a power of attorney to execute such supplement on behalf of Tenant.
     17.2 Subordination. This Lease shall be subject and subordinate to all ground leases, master leases and the lien of all mortgages and deeds of trust which now or hereafter affect the Premises or the Project or Landlord’s interest therein, and all amendments thereto, provided that Tenant receives an executed Subordination, Nondisturbance and Attornment Agreement in the form attached hereto as Exhibit H (or such other form as may be commercially reasonable, which form may include some or all of the provisions contained in Exhibit H, so long as such form includes a non-disturbance agreement in favor of Tenant) or as otherwise may be required by the applicable lender, ground lessee and/or master lessor (so long as such documentation includes a non-disturbance agreement in favor of Tenant) (a “SNDA”). If requested, Tenant shall execute and deliver to Landlord within ten (10) days after Landlord’s request whatever documentation that may reasonably be required to further effect the provisions of this paragraph including a SNDA, or as otherwise may be required by the applicable lender, ground lessee and/or master lessor (so long as such documentation includes a SNDA).
     17.3 Attornment. Tenant hereby agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord in respect of the land and the buildings governed by this Lease upon any foreclosure of any mortgage upon such land or buildings or upon the execution of any deed in lieu of foreclosure in respect to such deed of trust. If requested, Tenant shall execute and deliver an instrument or instruments confirming its attornment as provided for herein; provided, however, that no such beneficiary or successor- in-interest shall be bound by any payment of Base Rent for more than one (1) month in advance, or any amendment or modification of this Lease made without the express written consent of such beneficiary where such consent is required under applicable loan documents.
18. INTENTIONALLY OMITTED.
19. MISCELLANEOUS
     19.1 General
          19.1.1. Entire Agreement. This Lease sets forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.
          19.1.2. Time of Essence. Time is of the essence of this Lease.
          19.1.3. Attorneys’ Fees. In any action or proceeding which either party brings against the other to enforce its rights hereunder, the nonprevailing party shall pay all costs incurred by the prevailing party, including reasonable attorneys’ fees, which amounts shall be a part of the judgment in said action or proceeding.
          19.1.4. Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.
          19.1.5. Law. This Lease shall be construed and enforced in accordance with the laws of the State of Indiana. No conflicts of law rules of any state or country (including, without limitation, Indiana conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than Indiana. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns (including any Affiliates thereof), shall be brought, heard and adjudicated by the courts of the State of Indiana, with venue in the County of Marion. Each of the parties hereto and their respective successors and assigns (including any Affiliates thereof) hereby consents to personal jurisdiction by the courts of the State of Indiana in connection with any such controversy, claim, action or cause of action, and each of the parties hereto and their respective successors and assigns (including any Affiliates thereof) consents to service of process by any means authorized by Indiana law and consent to the enforcement of any judgment so obtained in the courts of the State of Indiana on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto and their respective successors and assigns (including any Affiliates thereof) further acknowledges that the laws and courts of Indiana were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.
          19.1.6. No Option. Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease or a reservation of, or option for, the Premises; and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and Tenant.
          19.1.7. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Section 16, Tenant.
          19.1.8. Third Party Beneficiaries. Nothing herein is intended to create any third party benefit.
          19.1.9. Memorandum of Lease. Tenant shall not record this Lease or a short form memorandum hereof without Landlord’s prior written consent which Landlord may withhold in its sole discretion.
          19.1.10. Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.
          19.1.11. Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.
          19.1.12. Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.
          19.1.13. Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation to provide a guard service or other security measures whatsoever. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents and invitees and their property from the acts of third parties.
     19.2 Signs. All signs and graphics of every kind visible in or from public view or corridors or the exterior of the Premises (whether located inside or outside of the Premises) shall be subject to Landlord’s prior written approval and shall be subject to any applicable governmental laws, ordinances, and regulations and in compliance with Landlord’s signage program. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises; and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.
     19.3 Waiver. No waiver of any default or breach hereunder shall be implied from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing. No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party. No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant shall not be construed as a waiver of any subsequent breach of the same.
     19.4 Financial Statements. Tenant shall provide to any lender, purchaser or Landlord, within ten (10) days after request (provided such request may not be made more often than once in any consecutive twelve (12)

month period unless an uncured Event of Default exists or except in connection with any financing or sale of all or any portion of the Project), a current, accurate financial statement for Tenant and Tenant’s business and financial statements for Tenant and Tenant’s business for each of the three (3) years prior to the current financial statement year prepared under generally accepted accounting principles consistently applied and certified as true and correct by an appropriate officer of Tenant. Tenant shall also provide within said 10-day period such other financial information or tax returns as may be reasonably required by Landlord, purchaser or any lender of either.
     19.5 Limitation of Liability. The obligations of Landlord under this Lease are not personal obligations of the individual partners, members, managers, directors, officers, shareholders, agents or employees of Landlord; and Tenant shall look solely to the Building for satisfaction of any liability of Landlord and shall not look to other assets of Landlord nor seek recourse against the assets of the individual partners, directors, officers, shareholders, agents or employees of Landlord. Whenever Landlord transfers its interest, Landlord shall be automatically released from further performance under this Lease and from all further liabilities and expenses hereunder and the transferee of Landlord’s interest shall assume all liabilities and obligations of Landlord hereunder after the date of such transfer.
     19.6 Notices. All notices to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or delivered by personal or courier delivery or recognized overnight delivery service, or sent by facsimile, electronically confirmed, (immediately followed by one of the preceding methods), to Landlord’s Address and Tenant’s Address, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served upon the first attempted delivery by the U.S. Postal Service, the courier or a recognized overnight delivery service, or upon receipt of the facsimile prior to 5 p.m. on any business day, or, if after 5 p.m., on the next business day.
     19.7 Brokerage Commission. Landlord shall pay a brokerage commission to Landlord’s Broker specified in the Basic Lease Information in accordance with a separate agreement between Landlord and Landlord’s Broker and Tenant’s Broker. Landlord shall have no further or separate obligation for payment of any commissions or fees to any other broker or finder. Tenant warrants to Landlord that Tenant’s sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord, Landlord’s Broker and Tenant’s Broker specified in the Basic Lease Information, and that no other broker or finder can properly claim a right to a commission or a finder’s fee based upon contacts between the claimant and Tenant. Any commissions or fees payable to Tenant’s Broker with respect to this Transaction shall be paid by Landlord’s Broker or Landlord. Subject to the foregoing, Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys’ fees, in connection with a claim by any person for a real estate broker’s commission, finder’s fee or other compensation based upon any statement, representation or agreement of Tenant, and Landlord agrees to indemnify and hold Tenant harmless from any such claims or liability, including reasonable attorneys’ fees, based upon any statement, representation or agreement of Landlord.
     19.8 Authorization. Each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of Tenant and that such execution is binding upon Tenant.
     19.9 Holding Over; Surrender
          19.9.1. Holding Over. If Tenant holds over the Premises or any part thereof after expiration of the Term, such holding over shall, at Landlord’s option, constitute a month-to-month tenancy, at a rent equal to one hundred fifty percent (150%) of the Base Rent in effect immediately prior to such holding over and shall otherwise be on all the other terms and conditions of this Lease. This paragraph shall not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall indemnify and hold Landlord harmless from and against all loss or liability resulting from or arising out of Tenant’s failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys’ fees and brokerage commissions.

          19.9.2. Surrender. Upon the termination of this Lease or Tenant’s right to possession of the Premises, Tenant will surrender the Premises in a condition with the Tenant Improvements (as defined in the Work Letter) intact, broom clean, together with all keys, in good condition and repair, reasonable wear and tear excepted. Tenant shall patch and fill all holes within the Premises and all penetrations of the roof shall be resealed to a watertight condition. In no event may Tenant remove from the Premises any mechanical or electrical systems or any wiring or any other aspect of any systems within the Premises. Conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements shall not be deemed “reasonable wear and tear.”
     19.10 Joint and Several. If Tenant consists of more than one person, the obligation of all such persons shall be joint and several.
     19.11 Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.
     19.12 Auctions. Tenant shall not conduct, nor permit to be conducted, any auction upon the Premises without Landlord’s prior written consent. Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.
     19.13 Consents. Except as otherwise provided elsewhere in this Lease, Landlord’s actual reasonable costs and expenses (including, but not limited to, architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Tenant for any Landlord consent, including but not limited to, consents to an assignment, a subletting or the presence or use of a Hazardous Material, shall be paid by Tenant upon receipt of an invoice and supporting documentation therefor. Except as otherwise expressly provided in this Lease, whenever Landlord’s consent to or approval of any matter is required hereunder, such approval or consent shall not be unreasonably withheld. Landlord’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Event of Default or breach by Tenant of this Lease exists, nor shall such consent be deemed a waiver of any then existing Event of Default or breach, except as may be otherwise specifically stated in writing by Landlord at the time of such consent. Except as otherwise set forth herein, the failure to specify herein any particular condition to Landlord’s consent shall not preclude the imposition by Landlord at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given.
     19.14 Force Majeure. “Force Majeure” as used herein means delays resulting from causes beyond the reasonable control of the other party, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over any portion of the Project, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance (whether or not on the part of agents or employees of either party hereto engaged in the construction of the Premises), civil disturbance, order of any government, court or regulatory body claiming jurisdiction or otherwise, act of public enemy, war, riot, sabotage, blockage, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority, discovery of hazardous or toxic materials, earthquake, or other natural disaster, delays caused by any dispute resolution process, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the party whose performance is required, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated. In no event shall an event of Force Majeure delay payment of Rent hereunder
     19.15 Mortgagee Protection. Tenant agrees to give any holder of any mortgage or deed of trust secured by the Real Property, by registered or certified mail or nationally recognized overnight delivery service, a copy of any notice of default served upon the Landlord by Tenant, provided that, prior to such notice, Tenant has been notified in writing (by way of service on Tenant of a copy of assignment of rents and leases or otherwise) of the address of such holder of a mortgage or deed of trust. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the holder of any mortgage or deed of trust shall have an additional forty-five (45) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of any mortgage or deed of trust has commenced within such forty-five (45) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default). Notwithstanding the foregoing, in no event shall any holder of any mortgage or deed of trust have any obligation to cure any default of the Landlord.
     19.16 Intentionally Omitted.
     19.17 Hazardous Substance Disclosure. Gasoline and other automotive fluids, asbestos containing materials, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items may be present on the Project. Gasoline and other automotive fluids are found in the garage and parking areas of the Project. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain Hazardous Materials. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain Hazardous Materials. The Building may from time to time be exposed to tobacco smoke. Building occupants and other persons entering the Building from time to time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain Hazardous Materials. By its execution of this Lease, Tenant acknowledges the notice set forth hereinabove.
     19.18 Addenda. The Addenda attached hereto and identified with this Lease, specifically Addendum 1 (Two Options to Extend Lease Term) and Addendum 2 (Work Letter), are incorporated herein by this reference as if fully set forth herein.
     19.19 Condition Precedent to Tenant’s Obligations. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to terminate this Lease provided each of the following conditions has been met: (i) Landlord fails to obtain a ten (10) year real property tax abatement for the Premises from the Town of Whitestown, County of Boone, Indiana on, or prior to, June 16, 2008 in accordance with the real property tax abatement application materials submitted to the Town of Whitestown dated June 2, 2008, (ii) Tenant delivers written notice to Landlord exercising such right to terminate no later than 5:00 P.M. Eastern Daylight Time on June 19, 2008, which notice sent to the following e-mail addresses ekauchak@prologis.com, dkiersey@prologis.com. and jhirschman@browninginv.com. Upon the satisfaction of each contingency this Lease shall be deemed null and void and of no further binding force and effect and Tenant shall be released from all further obligations hereunder; provided Tenant shall have the obligation to pay Landlord an amount equal to $50,000.00 which is due and payable under the Cost Reimbursement Agreement between Landlord and Tenant dated the 19th day of May, 2008 as well as all actual out-of-pocket expenses incurred by Landlord in regards to the design and construction of the Improvements through June 16, 2008 (net any Landlord markup) not to exceed $120,000.00 which amounts (x) shall be calculated by Landlord and set forth in an invoice (together with copies of underlying invoices) delivered to Tenant no later than five (5) business days after Landlord’s receipt of Tenant’s termination notice, (y) shall be due and payable no later than thirty (30) days following Tenant’s receipt of an invoice for such amount. Such obligation for the reimbursement of Landlord as provided in the foregoing sentence shall specifically survive the termination of this Lease as provided in this Section 19.19.

     IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

“Landlord”		“Tenant”

267 ASSOCIATES, L.L.C., an Indiana limited liability company		LACROSSE FOOTWEAR, INC., a Wisconsin corporation

By:	Browning Investments, Inc., its Manager	By:	/s/ Joseph P. Schneider

		Name:	Joseph P. Schneider
By:	/s/ Michael G. Browning	Title:	President and Chief Executive Officer

Name:	Michael G. Browning

Title:	Chairman

ADDENDUM 1
TWO OPTIONS TO EXTEND LEASE TERM
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED JUNE 11, 2008 BETWEEN
267 ASSOCIATES, L.L.C.
and
LACROSSE FOOTWEAR, INC.
     THIS ADDENDUM 1 TO LEASE (“Addendum”) is attached to and constitutes an integral part of the Lease between 267 ASSOCIATES, L.L.C., an Indiana limited liability company, as Landlord, and LACROSSE FOOTWEAR, INC., a Wisconsin corporation, as Tenant. The terms of this Addendum shall be incorporated in the Lease for all purposes. All words and phrases not specifically defined in this Addendum are as defined in the Lease. In the event of a conflict between the provisions of the Lease and the provisions of this Addendum, this Addendum shall control.
     The following new Sections are hereby added to the Lease which state in their entirety as follows:
     20. Options to Extend
     20.1 First Option to Extend. Provided (i) Tenant is not in default under the terms of this Lease past any applicable cure period at the time Tenant delivers the First Extension Notice or at the commencement of the First Extension Term (as hereinafter defined), (ii) Tenant is in possession of at least eighty percent (80%) of the Premises (i.e., Tenant has not subleased twenty percent (20%) or more of the Premises at such time), including any expansion space, and (iii) Landlord has not given Tenant more than two (2) notices of default in any twelve (12) month period for nonpayment of monetary obligations during the two (2) Lease Years immediately preceding the expiration of the initial Term, Tenant shall have the option to renew this Lease for an additional period of sixty (60) months, commencing on the day following expiration of the initial Term (the “First Extension Term”). Tenant must give Landlord notice (hereinafter called the “First Extension Notice”) of its election to extend the Term of the Lease at least one hundred eighty (180) days, but not more than two hundred ten (210) days, prior to the scheduled expiration date of the initial Term. The First Extension Term shall be on all the terms and conditions of this Lease, except for the Base Rent and except that Landlord shall have no additional obligation for free rent, leasehold improvements or for any other tenant inducements for the First Extension Term. Base Rent for the First Extension Term shall be the greater of (a) the Base Rent during the last year of the initial Term, or (b) the First Extension Fair Market Rent. The term “First Extension Fair Market Rent” shall mean the Base Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Premises for the First Extension Term to an unaffiliated person which is not then a tenant in the Project, assuming that such space were to be delivered in “as-is” condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations, provided that the First Extension Fair Market Rent shall not in any event be less than the Base Rent for the Premises as of the expiration of the initial Term. First Extension Fair Market Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for the Premises (including without limitation brokerage commissions, cost of improvements necessary to prepare the space for such tenant’s occupancy, rent concession, or lost rental income during any vacancy period). First Extension Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such operating expenses and other items with respect to the Premises during the First Extension Term.
          Landlord shall notify Tenant of its determination of the First Extension Fair Market Rent (which shall be made in Landlord’s sole discretion and shall in any event be not less than the Base Rent in effect as of the expiration of the initial Term) for the First Extension Term within thirty (30) days of receipt of the First Extension Notice, and Tenant shall advise Landlord of any objection within 30 days of receipt of Landlord’s notice. Failure to respond within the 30-day period shall constitute Tenant’s acceptance of such First Extension Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the First Extension Fair Market Rent within thirty (30) days of Landlord’s receipt of Tenant’s notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, then the parties shall proceed with the arbitration procedure provided below to determine the First Extension Fair Market Rent no later than ten (10) days after the thirty (30) day negotiation period.
          Arbitration to determine the First Extension Fair Market Rent shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located by a single arbitrator unaffiliated with either party. Landlord and Tenant shall each submit to the arbitrator their respective proposal of First Extension Fair Market Rent. The arbitrator must choose between the Landlord’s proposal and the Tenant’s proposal and may not compromise between the two or select some other amount. Notwithstanding any other provision herein, the First Extension Fair Market Rent determined by the arbitrator shall not be less than, and the arbitrator shall have no authority to determine a First Extension Fair Market Rent less than, the Base Rent in effect as of the scheduled expiration of the initial Term. The cost of the arbitration shall be paid by Landlord if the First Extension Fair Market Rent is that proposed by Tenant and by Tenant if the First Extension Fair Market Rent is that proposed by Landlord. If the arbitrator has not determined the First Extension Fair Market Rent as of the end of the initial Term, Tenant shall pay 105 percent of the Base Rent in effect under the Lease as of the end of the initial Term until the First Extension Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.
          The arbitration process described above shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for such operating expenses and other reimbursable items.
          If Tenant does not send the First Extension Notice within the period set forth above, Tenant’s right to extend the Term shall automatically terminate. Time is of the essence as to the giving of the First Extension Notice and the notice of Tenant’s objection.
          If the Lease is extended for the First Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.
     20.2 Second Option to Extend. Provided (i) Tenant is not in default under the terms of this Lease past any applicable cure period at the time Tenant delivers the Second Extension Notice or at the commencement of the Second Extension Term (as hereinafter defined), (ii) Tenant is in possession of at least eighty percent (80%) of the Premises (i.e., Tenant has not subleased twenty percent (20%) or more of the Premises at such time), including any expansion space, and (iii) Landlord has not given Tenant more than two (2) notices of default in any twelve (12) month period for nonpayment of monetary obligations during the two (2) Lease Years immediately preceding the expiration of the First Extension Term, Tenant shall have the option to renew this Lease for an additional period of sixty (60) months, commencing on the day following expiration of the First Extension Term (the “Second Extension Term”). Tenant must give Landlord notice (hereinafter called the “Second Extension Notice”) of its election to extend the Term of the Lease at least one hundred eighty (180) days, but not more than two hundred ten (210) days, prior to the scheduled expiration date of the First Extension Term. The Second Extension Term shall be on all the terms and conditions of this Lease, except for the Base Rent and except that Landlord shall have no additional obligation for free rent, leasehold improvements or for any other tenant inducements for the Second Extension Term. Base Rent for the Second Extension Term shall be the greater of (a) the Base Rent during the last year of the First Extension Term, or (b) the Second Extension Fair Market Rent. The term “Second Extension Fair Market Rent” shall mean the Base Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Premises for the Second Extension Term to an unaffiliated person which is not then a tenant in the Project, assuming that such space were to be delivered in “as-is” condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations, provided that the Second Extension Fair Market Rent shall not in any event be less than the Base Rent for the Premises as of the expiration of the First Extension Term. Second Extension Fair Market Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord’s not having to find a new tenant for the Premises (including without limitation brokerage commissions, cost of improvements necessary to prepare the space for such tenant’s occupancy, rent concession, or lost rental income during any vacancy period). Second Extension Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such operating expenses and other items with respect to the Premises during the Second Extension Term.
          Landlord shall notify Tenant of its determination of the Second Extension Fair Market Rent (which shall be made in Landlord’s sole discretion and shall in any event be not less than the Base Rent in effect as of the expiration of the First Extension Term) for the Second Extension Term within thirty (30) days of receipt of the Second Extension Notice, and Tenant shall advise Landlord of any objection within 30 days of receipt of Landlord’s notice. Failure to respond within the 30-day period shall constitute Tenant’s acceptance of such Second Extension Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Second Extension Fair Market Rent within thirty (30) days of Landlord’s receipt of Tenant’s notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, then the parties shall proceed with the arbitration procedure provided below to determine the Second Extension Fair Market Rent no later than ten (10) days after the thirty (30) day negotiation period.
          Arbitration to determine the Second Extension Fair Market Rent shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located by a single arbitrator unaffiliated with either party. Landlord and Tenant shall each submit to the arbitrator their respective proposal of Second Extension Fair Market Rent. The arbitrator must choose between the Landlord’s proposal and the Tenant’s proposal and may not compromise between the two or select some other amount. Notwithstanding any other provision herein, the Second Extension Fair Market Rent determined by the arbitrator shall not be less than, and the arbitrator shall have no authority to determine a Second Extension Fair Market Rent less than, the Base Rent in effect as of the scheduled expiration of the First Extension Term. The cost of the arbitration shall be paid by Landlord if the Second Extension Fair Market Rent is that proposed by Tenant and by Tenant if the Second Extension Fair Market Rent is that proposed by Landlord. If the arbitrator has not determined the Second Extension Fair Market Rent as of the end of the First Extension Term, Tenant shall pay 105 percent of the Base Rent in effect under the Lease as of the end of the First Extension Term until the Second Extension Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.
          The arbitration process described above shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant’s obligation to pay or reimburse Landlord for such operating expenses and other reimbursable items.
          If Tenant does not send the First Extension Notice as provided in 20.1 above or the Second Extension Notice within the period set forth above, Tenant’s right to extend the Term shall automatically terminate. Time is of the essence as to the giving of the Second Extension Notice and the notice of Tenant’s objection.
          If the Lease is extended for the Second Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Term and the other provisions applicable thereto.

     Each of the parties acknowledges the incorporation of this Addendum No. 1 into the Lease.

Tenant’s Initials	Landlord’s Initials

ADDENDUM 2
WORK LETTER
ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED JUNE 11, 2008 BETWEEN
267 ASSOCIATES, L.L.C.
and
LACROSSE FOOTWEAR, INC.
     THIS ADDENDUM 2 (“Addendum 2”) is entered into by and between 267 ASSOCIATES, L.L.C., an Indiana limited liability company (“Landlord”), and LACROSSE FOOTWEAR, INC., a Wisconsin corporation (“Tenant”). Landlord and Tenant have entered into that certain Single-Tenant Industrial Triple Net Lease (the “Lease”) dated as of the date hereof, covering certain premises (the “Premises”) more particularly described in the Lease. This Addendum 2 is attached to the Lease and is hereby incorporated into the Lease by this reference. Capitalized terms not defined in this Addendum 2 shall have the meanings given to such terms in the Lease.
     1. Definitions. As used in this Addendum 2 and in the Lease, the term “Shell” shall mean those improvements set forth on the “Final Shell Plans” (defined in Section 5(b) of this Addendum 2); which shall include a concrete, precast industrial building to contain approximately 380,000 square feet of floor area (the “Building”). As used in this Addendum 2 and in the Lease, the term “Tenant Improvements” shall mean all the improvements (other than the Shell improvements) set forth on the “Final Tenant Improvement Plans” (defined in Section 5(b) of this Addendum 2) to be constructed within the Building, including, without limitation, the construction of an office area of approximately five thousand (5,000) square feet as generally depicted on Schedule 3 attached hereto (the “Office Portion of the Premises”). As used in this Addendum 2 and the Lease, the term “Improvements” shall collectively mean the Shell and the Tenant Improvements. The construction and installation of the Improvements is sometimes referred to herein as the “Work”.
     2. Completion of Improvements; Liquidated Damages. Landlord shall Substantially Complete the Improvements in accordance with the terms of this Addendum 2 on, or before, March 1, 2009 (the “Substantial Completion Target Date”), which date shall be adjusted as a result of Force Majeure Delays. Landlord understands that time is of the essence of the Lease and this Addendum 2 and acknowledges, in the event Landlord breaches this Addendum 2 and fails to Substantially Complete the Improvements by March 1, 2009, and fails to cure such breach and Substantially Complete the Improvements by April 1, 2009 (the “Outside Substantial Completion Date”), which date shall be adjusted as a result of Force Majeure Delays, that it would be impractical and extremely difficult, if not impossible, to accurately determine the damages that Tenant would suffer as the result of such delay. Landlord agrees, therefore, if Landlord fails to Substantially Complete the Improvements by the Outside Substantial Completion Date that Landlord shall be liable for, and shall pay to Tenant, as agreed liquidated damages, the lump sum amount equal to $100,000.00, payable in full within five (5) days of the Outside Substantial Completion Date. Furthermore, in the event the Improvements are not Substantially Complete by May 1, 2009 (“Secondary Substantial Completion Date”), which date shall be adjusted as a result of Force Majeure Delays, Landlord shall be liable for, and shall pay to Tenant, as additional agreed liquidated damages, the lump sum amount of $100,000.00, payable in full within five (5) days of the Secondary Substantial Completion Date. Furthermore, in the event the Improvements are not Substantially Complete by June 1, 2009 (“Tertiary Substantial Completion Date”), which date shall be adjusted as a result of Force Majeure Delays, Landlord shall be liable for, and shall pay to Tenant, as additional agreed liquidated damages, the lump sum amount of $100,000.00, payable in full within five (5) days of the Tertiary Substantial Completion Date. Tenant agrees and understands that each liquidated damage amounts is individual and shall in no event be deemed cumulative. Furthermore, in the event the Improvements are not Substantially Completed on, or prior to, July 1, 2009, which date shall be adjusted as a result of Force Majeure Delays, Tenant shall have the right and option, in its sole discretion, to terminate the Lease effective upon Landlord’s receipt of written notice of Tenant’s intent to terminate (provided such notice shall be null and void in the event the

Improvements are Substantially Complete prior to Landlord’s receipt of such notice), in which event Landlord and Tenant shall be released from all further obligations under the Lease .
     3. Designation of Representatives. With respect to the planning, design and construction of the Tenant Improvements, Landlord hereby designates Eric Blount, Scott Hirschman and Andy Finke as “Landlord’s Representatives” and Tenant hereby designates Dave Carlson and Gary Carlson as “Tenant’s Representatives.” Tenant hereby confirms that Tenant’s Representatives have full authority to act on behalf of and to bind Tenant with respect to all matters pertaining to the planning, design and construction of the Improvements. Landlord hereby confirms that Landlord’s Representatives have full authority to act on behalf of Landlord with respect to matters pertaining to the planning, design and construction of the Improvements. Either party may change its designated representative upon five (5) days prior written notice to the other party.
     4. Architect. JRA Architecture, LLC, an Indiana limited liability company (“Architect”), shall act as the architect with respect to the design of the Shell and the Tenant Improvements. Landlord shall enter into a contract with the Architect for such services (the “Architect Contract”). The parties acknowledge and agree that the Architect Contract entered into with the Architect will obligate the Architect to issue to both Landlord and Tenant an architect’s certificate (“Architect’s Certificate”) upon Substantial Completion (as hereinafter defined) of the Improvements certifying the Substantial Completion of the Improvements in accordance with the Final Plans. Landlord reserves the right to retain a development consultant to assist Landlord in performing its obligations under this Addendum 2 and under the Lease. All costs associated with any such developer shall be included within the cost of the Work.
     5. Improvement Plans
          (a) Preliminary Plans. Attached hereto are the following preliminary plans and base building specifications for the Shell and the Tenant Improvements (collectively, the “Preliminary Plans”), which have been reviewed and approved by Landlord and Tenant including the following: (i) Schedule 1 (Building Site Plan); (ii) Schedule 2 (Base Building Specifications for the Shell); and (iii) Schedule 3 (Floor Plan for the Office Portion of the Premises).
          (b) Final Plans. No later than July 1, 2008, the parties shall agree upon final plans and specifications for the Tenant Improvements (“Final Tenant Improvement Plans”) which shall be consistent with the Preliminary Plans attached hereto, except for the changes, if any, mutually agreed to be made thereto by the parties. Included in the Final Tenant Improvement Plans will be the architectural plans for the Tenant Improvements. No later than June 20, 2008, the parties shall agree upon final plans and specifications for the Shell which will be based on Schedule 2 (“Final Shell Plans”) which shall be consistent with the Preliminary Plans, except for the changes, if any, mutually agreed to be made thereto by the parties. Included in the Final Shell Plans shall be the civil, architectural and structural plans for the Shell and the landscape plan for the exterior of the Building. The Final Tenant Improvement Plans and the Final Shell Plans are hereinafter referred to collectively as the “Final Plans”. When the Final Plans have been approved by Tenant and Landlord, Architect shall submit the Final Plans to the appropriate governmental agency for plan checking and the issuance of a building permit for the Tenant Improvements. Architect shall make any and all changes to the Final Plans required by any applicable governmental entity to obtain a building permit for the Tenant Improvements.
          (c) Work Cost Estimate. Prior to the commencement of construction of any of the Tenant Improvements and on a monthly basis during the design stage of the Tenant Improvements, Landlord shall submit to Tenant a written estimate of the cost to complete the Tenant Improvements, which written estimate will be based upon the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the appropriate governmental authorities in connection with the issuance of a building permit (the “Work Cost Estimate”). Tenant will either approve the Work Cost Estimate, or disapprove specific items, and submit to Landlord revisions to the Final Plans in the form of a Change Order. Submission and approval of the Work Cost Estimate will proceed in accordance with the work schedule provided by Landlord. Upon Tenant’s approval of the Work Cost Estimate (the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement. If the total costs reflected in the Work Cost Statement exceed the Allowance (as such term is defined in Section 9 below), Tenant shall pay such excess to Landlord in cash or by wire transfer of funds, within ten (10) days after Tenant’s approval of the Work

Cost Statement. During Landlord’s construction of the Tenant Improvements, Landlord shall endeavor to keep Tenant reasonably informed of the status of construction costs with respect to the Tenant Improvements.
          (d) No Representations. Notwithstanding anything to the contrary contained in the Lease or herein, Landlord’s participation in the preparation of the Preliminary Plans, the Final Plans, the cost estimates for the Tenant Improvements and the construction thereof shall not constitute any representation or warranty, express or implied, that the Improvements and/or the Premises, if built in accordance with the Final Plans, will be suitable for Tenant’s intended purpose. Tenant acknowledges and agrees that the Improvements and the Premises are intended for use by Tenant and the specifications and design requirements for the Improvements and the Premises are not within the special knowledge or experience of Landlord. Landlord’s sole obligation shall be to arrange the construction of the Improvements in a good and workmanlike manner substantially in accordance with the requirements of the Final Plans and in compliance with all applicable laws and building codes; and any additional costs or expense required for the modification thereof to more adequately meet Tenant’s use, whether during or after Landlord’s construction thereof, shall be borne entirely by Tenant except as otherwise provided in this Addendum 2. Notwithstanding the foregoing, Landlord agrees to assign to Tenant on a non-exclusive basis the benefit of all construction and architectural warranties pertaining to the Tenant Improvements to the extent that they do not relate to structural or other portions of the Building that Landlord is required to maintain and repair under the Lease.
     6. Change Orders. After the parties approve the Final Plans and a building permit for the Shell and/or the Tenant Improvements is issued, any further changes to the Final Plans and/or the base Building Specifications shall require the prior written approval of Tenant and Landlord (not to be unreasonably withheld or delayed), provided that Landlord shall not need the consent or approval of Tenant for changes to the Final Plans that do not change the Building square footage by more than one percent (1%) and that do not affect the Tenant Improvements and/or the Premises or materially alter the quality or character of the Building. If Tenant desires any change in the Final Plans relative to the Shell or Tenant Improvements which is reasonable and practical (which shall be conclusively determined by the Architect), such changes may only be requested by the delivery to Landlord by Tenant of a proposed written “Change Order” specifically setting forth the requested change. Landlord shall have five (5) business days from the receipt of the proposed Change Order to provide Tenant with the Architect’s disapproval of the proposed change stating the reason(s) for such disapproval, or if the Architect approves the proposed change, the following items: (i) a summary of any increase in the cost caused by such change (the “Change Order Cost”), (ii) a statement of the number of days of any delay caused by such proposed change (the “Change Order Delay”), and (iii) a statement of the cost of the Change Order Delay (the “Change Order Delay Expense”), which Change Order Delay Expense shall be the product of the number of days of delay multiplied by the estimated daily Base Rent rate. Tenant shall then have three (3) business days to approve the Change Order Cost, the Change Order Delay and the Change Order Delay Expense. If Tenant approves these items, Tenant shall pay to Landlord the Change Order Cost and Change Order Delay Expense within two (2) business days after Tenant’s approval thereof (except that the portion of the Change Order Cost which reflects the hard construction costs associated with such Change Order may be paid by Tenant in accordance with the progress of the work, within ten (10) days of receipt of each periodic invoice from Landlord therefor), and Landlord shall promptly following receipt of such payment execute the Change Order and cause the appropriate changes to the Final Plans to be made. If Tenant fails to respond to Landlord within said three (3) business day period, the Change Order Cost, the Change Order Delay and the Change Order Delay Expense shall be deemed disapproved by Tenant and Landlord shall have no further obligation to perform any Work set forth in the proposed Change Order. The Change Order Cost shall include all costs associated with the Change Order, including, without limitation, architectural fees, engineering fees and construction costs, as conclusively determined by the Architect and the Contractor (defined in Section 7), respectively, together with a five and 25/100 percent (5.25%) fee of these costs as reimbursement for the expense of administration and coordination of such Change Order by Landlord’s Representative. The Change Order Delay shall include all delays caused by the Change Order, including, without limitation, all design and construction delays, as conclusively determined by the Architect and the Contractor (defined in Section 7), respectively.
     7. Contractor. Browning Construction, Inc., an Indiana corporation, a contractor selected by Landlord and approved by Tenant (“Contractor”), shall be used to construct the Improvements.
     8. Construction of the Tenant Improvements. Landlord shall enter into a construction contract with the Contractor on a form reasonably acceptable to Landlord (“Construction Contract”) for the construction and installation of the Improvements substantially in accordance with the Final Plans. Such construction contract shall provide for the Improvements to be constructed in a good and workmanlike manner and in compliance with all applicable laws and building codes.
     9. Payment for Cost of the Tenant Improvements.
          (a) Allowance. Landlord hereby grants to Tenant a tenant improvement allowance for the work related to the Tenant Improvements described on the Final Plans in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Allowance”). The Allowance is to be used only for the following costs approved by Landlord:
               (i) Payment of the cost of preparing the Preliminary Plans relative to the Tenant Improvements (including, without limitation, Architect’s costs under the Architect Contract) and the Final Tenant Improvement Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Tenant Improvement Plans.
               (ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.
               (iii) Construction of the Tenant Improvements as provided in the Final Tenant Improvement Plans, including without limitation, the following:
                    (aa) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting and similar items, skylights or additional windows, if any;
                    (bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;
                    (cc) The furnishing and installation of all HVAC units, duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises;
                    (dd) Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, ventilation and air conditioning, or other improvements;
                    (ee) All fire and life safety control systems such as sprinklers, fire alarms, including piping, wiring and accessories, necessary for the Premises, sprinkler upgrades, if any;
                    (ff) All plumbing, fixtures, pipes and accessories necessary for the Premises;
                    (gg) Testing and inspection costs;
                    (hh) Fees for the Contractor and tenant improvement coordinator including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements; and
               (iv) The payment of interest and reasonable loan fees incurred in connection with the Project Loan (defined in Section 11).
          In no event will the Allowance be used to pay for Tenant’s moving expenses or for furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises.
          Landlord and Tenant acknowledge that Landlord has, in good faith, estimated that the Allowance will be sufficient to construct approximately 5,000 square feet of office space customary for warehouse facilities located in the central Indiana industrial market using Landlord’s standard build-out specifications, but that the ultimate cost of the Tenant Improvements will depend on the Final Tenant Improvement Plans to be completed after the date hereof and Tenant Improvement finishes and features to be selected after the date hereof and Landlord makes no guaranty or warranty that such estimate will be accurate.
          (b) Costs in Excess of Allowance. The cost of each item referenced in Section 9(a) above shall be charged against the Allowance. If the costs of the Tenant Improvements exceed the Allowance and Tenant has approved the same, then all costs of the Tenant Improvements which exceed the Allowance shall be funded by Tenant in cash in advance pursuant to invoices submitted by Landlord.
          (c) Unused Allowance. Provided Tenant is not in default under the Lease beyond any applicable cure period, any unused portion of the Allowance upon completion of the Improvements will be refunded to Tenant in the form of an abatement of Base Rent pursuant to the following formula: for every $1,000 of unused Allowance up to a maximum of $250,000, Tenant shall receive a rent abatement to Base Rent of $6.66 per month. The final adjusted Monthly Base Rent for the initial term of the Lease will be set forth in the Commencement Date Memorandum.
          (d) Cooperation. Landlord shall provide to Tenant, or provide directly to any third-party governmental, or quasi-governmental, agency that provides, or is solicited to provide, economic or financial assistance to Tenant, all reasonable information and documentation reasonably requested by Tenant or such governmental agency with respect to evaluating, reviewing or determining the existence and terms of the Lease, and the scope and nature of the Tenant Improvements constructed, or to be constructed, within the Premises, including but not limited to plans and budgets for such Tenant Improvements, and receipts and invoices for all materials and labor provided, or to be provided, in the construction of such Tenant Improvements.
     10. Payment for Cost of the Shell. Landlord shall pay the cost of designing and constructing the Shell as provided in the Final Shell Plans.
     11. Financing of Construction of Tenant Improvements. Landlord may elect to finance the construction of the Improvements and/or other portions of the Project with the proceeds of a loan (“Project Loan”) from a third party lender (“Lender”) at the then prevailing market rate and market terms for similar projects. The documents securing or given in connection with the Project Loan, if any, are herein collectively called “Loan Documents.” Any Project Loan may be secured by the lien of a mortgage encumbering the Premises and the Tenant Improvements. Tenant agrees to execute and/or provide all documents reasonably required by any Lender in connection with any Project Loan, including, without limitation, estoppel certificates, subordination agreements (subject to a commercially reasonable non-disturbance agreement), consents to the assignment of this Agreement, written confirmation of the satisfaction of closing conditions, and evidence of the due execution, validity and enforceability of this Agreement. The costs of any Project Loan shall be included within the cost of the Allowance for purposes of the provisions of this Addendum 2.
     12. Substantial Completion. Landlord shall proceed with and complete the construction of the Improvements in accordance with the terms of this Addendum 2. As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Improvements were Substantially Completed. The Improvements shall be deemed to be “Substantially Complete” on the earliest of the date on which: (1) Landlord files or causes to be filed with the City in which the Premises are located (if required) and delivers to Tenant an Architect Certificate of substantial completion, or similar written notice that the Improvements are substantially complete, and Landlord has completed all work under the Lease necessary so that the Premises may be lawfully occupied by Tenant, (2) Tenant commences business operations in the Premises, or (3) a certificate of occupancy (or a reasonably substantial equivalent such as a signoff from a building inspector or a temporary certificate of occupancy) is issued for the Premises (or is ready to be issued other than for items installed or to be installed by Tenant under the Lease) and the Premises may be lawfully occupied by Tenant for the Permitted Uses. In the event Tenant Delays cause the date of Substantial Completion of the Improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Architect, Substantial Completion would have occurred if such Tenant Delays had not taken place, and such delays shall not cause a deferral of the Commencement Date beyond what it otherwise would have been.

     Notwithstanding anything contained herein to the contrary, it is understood and agreed to that, as reflected in the preliminary construction schedule provided by Landlord to Tenant and attached hereto as Exhibit A, it is likely that certain landscaping and irrigation work, and exterior painting will not be a condition for the determination of Substantial Completion. Landlord represents and warrants to Tenant that (i) any uncompleted landscaping, irrigation work, or painting will not prohibit Tenant, under applicable law, from taking possession of the Substantially Completed Premises, and (ii) Landlord will complete all landscaping and irrigation work in accordance with the terms of this Addendum 2 in no event later than May 1, 2009 subject to be extended as a result of Force Majeure Delays and Tenant Delays.
     13. Tenant Delays; Force Majeure Delays. As used herein, “Tenant Delays” means any delay in the completion of the Improvements resulting from any or all of the following: (1) Tenant’s failure to timely perform any of its obligations pursuant to this Addendum 2 (including Tenants failure to respond to Landlord’s written request for information or approval within two (2) business days), on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to this Addendum 2, including Tenant’s failure to grant approvals and/or make payments within the time frames described herein; (2) Tenant’s requested material modifications to the Final Plans or any Tenant-initiated Change Orders; (3) Tenant’s request for materials, finishes, or installations which are not readily available in the marketplace after reasonable efforts by Contractor to locate and obtain the same, (4) any delay in any way whatsoever arising from Tenant’s right to conduct “Inspections” under Section 14 below, (5) Change Order Delays, or (6) any other act or failure to act by Tenant, which actually causes the completion of the Improvements to be delayed, Tenant’s Representative, Tenant’s Architect, Tenant’s employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant, including interference with Landlord, or its contractors, during Tenant’s entry under Section 2.3 of the Lease. “Force Majeure Delays” as used herein means delays resulting from causes beyond the reasonable control of Landlord or the Contractor, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over any portion of the project, over the construction of the Improvements or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance (whether or not on the part of agents or employees of either party hereto engaged in the construction of the Tenant Improvements), civil disturbance, order of any government, court or regulatory body claiming jurisdiction or otherwise, act of public enemy, war, riot, sabotage, blockage, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority, discovery of hazardous or toxic materials, earthquake, or other natural disaster, delays caused by any dispute resolution process, or any cause whatsoever beyond the reasonable control (excluding financial inability) of the party whose performance is required, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated. If requested by Tenant in writing at the time that Tenant requests any modification to the Preliminary Plans or any Tenant-initiated Change Orders, Landlord shall provide Tenant with written notice if, in Landlord’s reasonable determination, Landlord expects that such matters will result in a Tenant Delay; provided, however, such notice or failure to deliver the same shall not be binding upon Landlord if Landlord’s determination is incorrect.
     14. Tenant’s Inspection Rights. Landlord shall schedule and attend monthly progress meetings, walk-throughs and any other meetings with the Architect, the Contractor and Tenant to discuss the progress of the construction of the Improvements (“Meetings”). Landlord shall give Tenant at least forty-eight (48) hours prior notice (written or telephonic) of all such Meetings. Tenant shall designate in writing the person or persons appointed by Tenant to attend the Meetings and such designated party shall be entitled to be present at and to participate in the discussions during all Meetings; but Landlord may conduct the Meetings even if Tenant’s appointees are not present provided the above-referenced notice was given. In addition to the foregoing and to Tenant’s early entry rights as provided in Section 2.3 of the Lease, Tenant or its agents shall have the right at any and all reasonable times to conduct inspections, tests, surveys and reports of work in progress (“Inspections”) for the purpose of reviewing whether the Improvements are being constructed in accordance with the Final Plans, as amended by any approved Change Orders or other agreed upon changes. Tenant agrees to protect, hold harmless and indemnify Landlord from all claims, demands, costs and liabilities (including reasonable attorneys’ fees) arising from Tenant’s or Tenant’s agents entry onto the Premises for the purpose of conducting Inspections.
     15. Walk-Through and Punch List. Upon Substantial Completion of the Improvements, Tenant, Landlord, and the Architect shall jointly conduct a walk-through of the Improvements and shall jointly prepare a punch list (“Punch List”) of items needing additional work (“Punch List Items”); provided, however, the Punch List shall be limited to items which are required by the Construction Contract, the Final Plans, Change Orders and any other changes agreed to by the parties. Landlord shall repair or correct such punch-list items no later than thirty (30) days after the date of such walk-through (unless the nature of such repair or correction is such that more than thirty (30) days are required for completion, in which case, Landlord shall commence such repair or correction within such thirty—day period and diligently prosecute the same to completion).
     16. Miscellaneous Construction Covenants.
          (a) Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by either party with respect to any portion of this Addendum 2, shall be deemed a breach of the Lease for which Landlord and Tenant shall have all the rights and remedies as in the case of a breach of the Lease by the other party.
          (b) Cooperation. Landlord and Tenant agree to cooperate with one another and to cause their respective employees, agents and contractors to cooperate with one another to coordinate any work being performed by Landlord and/or Tenant under this Addendum 2, and their respective employees, agents and contractors so as to avoid unnecessary interference and delays with the completion of the Work.
     17. No Representations. Landlord does not warrant that the Building or any component thereof will be free of latent defects or that it will not require maintenance and/or repair within any particular period of time, except as expressly provided herein. Tenant acknowledges and agrees that it shall rely solely on the warranty or guaranty, if any, from Contractor, Architect or other material and/or service providers relative to the proper design and construction of the Improvements or any component thereof.
     IN WITNESS WHEREOF, this Addendum 2 is executed as of the date of the Lease.

“Landlord”		“Tenant”

267 ASSOCIATES, L.L.C., an Indiana limited liability company		LACROSSE FOOTWEAR, INC., a Wisconsin corporation

By:	Browning Investments, Inc., its Manager	By:	/s/ Joseph P. Schneider

		Name:	Joseph P. Schneider
By:	/s/ Michael G. Browning	Title:	President and Chief Executive Officer

Name:	Michael G. Browning
Title:	Chairman

EXHIBIT A-1
PROJECT SITE PLAN
EXHIBIT A-1

EXHIBIT A-2
PREMISES SITE PLAN
EXHIBIT A-2

SCHEDULE 1
BUILDING SITE PLAN
SCHEDULE 1 to
PREMISES SITE
PLAN

SCHEDULE 2
BASE BUILDING SPECIFICATIONS FOR THE SHELL
LaCrosse Footwear, Inc.
Build-to-Suit
Park 267 — Lot 2
Whitestown, Indiana
♦ OVERVIEW

Description:	36’ clear one (1) story precast concrete

Building Dimensions:	400’ wide X 950’ long

Total Square Footage:	Approximately 375,000 square feet on grade
Approximately 5,000 square feet on office
Approximately 380,000 total square feet total

Site Area:	Approximately 1,184,832 square feet (27.2 Acres)
♦ GENERAL REQUIREMENTS
Includes design/engineering services, material, labor, insurance, and supervision for the construction of the LaCrosse Footwear, Inc. facility.
Includes the cost of the building permits, required licenses, and sales tax.
Includes parking for a minimum of 68 cars.
Construction will be under the direction of a Project Manager and a full time on-site Superintendent.
Temporary water, sewer, and electrical service will be the responsibility of the General Contractor until the Temporary Certificate of Occupancy (less punch list items) is received.
At the conclusion of the project, one (1) set of “as-built” drawings shall be provided to the LaCrosse.
Compliance with applicable ADA and OSHA construction codes is included.
♦ SITE WORK
A final, site-specific soils report will be obtained from a qualified local geotechnical engineer. The report will comprise a complete site analysis, including recommendations for structural foundation systems, building pad preparation, sub-grade and paving designs.
All existing vegetation will be removed from the construction area.
Existing unsuitable and/or organic soils, if any, will be removed from the building and paving areas. Any excess soils shall be removed from the site.
Soil erosion and sediment control will be provided to the satisfaction of local government authorities.
Parking areas and roadway entrances and exits will be drained as required.
The storm drainage system will be sized to accommodate internal roof drains.
Storm water drain design will meet all local codes and ordinances.
There will be cast in place concrete curbs at high traffic areas and extruded concrete curbs at all other paved areas.
Paving
SCHEDULE 2 to
PREMISES SITE
PLAN

The main drive and truck access shall be 4” thick asphalt with an 8” gravel base over 16” of 5% lime-treated soil unless otherwise recommended by the geotechnical engineer.
Truck parking and roads shall be 4” thick asphalt with an 8” gravel base over 16” of 5% lime-treated soil unless otherwise recommended by the geotechnical engineer.
All auto parking areas shall be 3” thick asphalt with a 6” gravel base over 16” of 5% lime-treated soil unless otherwise recommended by the geotechnical engineer.
Striping shall be provided for the car parking areas.
All sidewalks shall be 5’ wide, 4” thick, 3000 psi and broom finished.
Landscaping
Seeding, landscaping, and irrigation to meet City standards.
Site Utilities
A 10” underground water service will be provided for building fire protection and a 2” underground water service with a 2” meter base will be provided for domestic use in compliance with local codes and building requirements. Meter shall be sized to meet domestic water demand.
A 6” sanitary sewer system shall be provided in compliance with local codes and building requirements.
Electric and natural gas service shall be provided and sized to meet building requirements (see Electric).
Conduit shall be provided for telephone service for the tenant’s system. The phone service and system will be provided by LaCrosse.
Concrete Loading Docks
Natural Color, 60’-0” deep concrete slab; 6” nominal thickness with 6” gravel base over 16” of 5% lime-treated soil. Heavy broom finish. Reinforcing will be fiber mesh.
♦ BUILDING
Excavation, Backfilling, and Grading
All cut, fill, and fine grading shall be included.
Fill under the building shall be as specified by a geotechnical engineer and tested as directed by a geotechnical engineer. The building subgrade shall be a 6” gravel base over 16” of 5% lime-treated soil.
Any area not covered by the building or site work shall be graded for proper drainage and maintenance.
Foundations
Reinforced concrete foundation shall be used. The foundations shall be properly engineered with suitable steel reinforcing for the loads imposed by the structure and its attendant live, wind, dead, and other loads.
Concrete used in foundations shall attain 3,000 psi compressive strength in 28 days.
Interior building columns shall be supported by steel reinforced concrete pad footings.
Concrete pads and/or stairs shall be provided for all egress doors, unless they open directly onto a paved surface.
Floor Slab
The warehouse floor slab shall be constructed in accordance with geotechnical and structural engineers’ recommendations. The floor slab shall be 8” thick, 4000-psi unreinforced concrete. Reinforcing at dock areas shall be 6” X 6” WWF. Floor flatness will not be less than FF-50. Floor levelness will not be less than FL-35.
Floor slabs shall be cured with a membrane curing compound, and shall be scrubbed and cleaned prior to tenant occupancy. Seal concrete floor with one coat of Ashford (or approved equal) sealer in accordance with the manufacturer’s recommendations.
SCHEDULE 2 to
PREMISES SITE
PLAN

Placement of concrete shall be done by utilizing a hydraulic power driven laser screed or a roller screed in accordance with the structural engineer’s recommendation.
Slab control joints shall be saw cut at the optimum time to reduce cracking. The maximum distance between saw cut control joints shall be 15’ or as recommended by the structural engineer. Joints in areas exposed to fork truck traffic shall be filled with MM80 epoxy joint filler or equal.
Slab cold construction joints shall be doweled with 1/2” X 1’-0” smooth bars at 24” on center or diamond dowels spaced in accordance the manufacturer’s recommendations.
All columns shall have a pin wheel control joint pattern.
No keyways of any type shall be allowed in the floor slab.
All concrete mix designs shall be provided by a structural engineer and shall be reviewed and approved by an independent concrete testing agency prior to concrete placement.
Exterior Walls
The exterior walls of the warehouse shall be of precast concrete panel construction in accordance with local codes.
The precast concrete panels and footings are 4’ deeper in the ground at the proposed future dock areas on the north and south elevations.
Structure
The roof structure shall consist of structural steel joist girders and bar joists with metal roof deck on load bearing steel columns and load bearing concrete precast concrete panels.
Column spacing shall be approximately 50’ x 46’8” except the end bay spacing shall be approximately 50’ x 60’. Columns shall be designed to accommodate a 36’ interior clear height at the first column line in from the perimeter wall to the bottom of the lowest structural joist member.
All structural steel columns, joists, beams, and girders will have one coat of shop applied “gray” primer paint only the metal roof deck will be factory painted white.
Metals
Lintels, sill angels, roof frames and other miscellaneous metals shall be provided and painted to match the structural steel.
Exterior pipe handrails conforming to ADA specifications shall be provided at exterior stairs which are to be precast concrete.
One (1) roof access ladder will be located on the exterior of the building.
Roofing
The roof shall be a .045 mil EPDM rubber membrane with stone ballast.
The roof’s insulation value shall be R-12.1LTTR.
The roofing systems shall consist of components manufactured by the same manufacturer and shall be designed to be free of leaks and installed to prohibit standing water at any location.
The roof shall be drained by roof drains and internal PVC downspouts. Overflow protection shall be by overflow drains adjacent to main roof drains and piped to same PVC downspout serving the respective roof drain.
Any roof curbings and penetrations shall be coordinated with the roof system and installed per the manufacturer’s recommendations.
Fifty (50) skylights for warehouse area are included.
No draft curtains are included.
Glass and Glazing
The design includes 1,900 square feet of storefront at the entries.
Fixed glass at the office areas shall be U.S. Aluminum Products or equal. All mullions shall be mill finished to match the entrance work.
SCHEDULE 2 to
PREMISES SITE
PLAN

One (1) approximately 25’ high storefront entrance will be provided. The aluminum entrance shall be 1” insulated glass, tempered where required and meeting local codes. The aluminum doors will be narrow stile, with closer, tempered glass, aluminum threshold, pile weather stripping and finished to match frame members. Vestibules are not included.
Doors, Frames and Hardware
Hollow metal frame doors shall be used. The frames and doors shall be consistent in manufacture and design to provide a continuous appearance.
Two (2) 12’ X 14’, 24 gauge interior / 26 gauge exterior, vertical, sectional panel insulated overhead doors, manually operated with chain hoist.
Sixteen (16) 9’x10’ 24 gauge interior / 26 gauge exterior, vertical sectional panel insulated overhead doors, manually operated with rope pulls.
Knockouts for future dock doors are included.
Dock Equipment
Included are sixteen (16) Fairborn dock shelters, thirty two (32) dock bumpers, twelve (12) 35,000 lb mechanical dock pit levelers by Power Ramp and four (4) hydraulic dock pit levelers by Power Ramp.
Painting
Metal structural members shall receive one coat of prime paint only and shall be touched up after erection to remove abrasions and to present a generally finished appearance.
The building exterior shall receive stain to cover and provide attractive exterior appearance with minimal maintenance. Color to be determined in conjunction with LaCrosse and Landlord.
The interior walls of the building shall be painted white.
Fire Protection
A design-build wet sprinkler system shall be installed in the warehouse, office and retail areas. The entire building will have an ESFR system with the exception of the office areas. A fire pump will be installed across the street at the retention pond.
Fire hydrants will be installed to City requirements similar to the rest of the park.
An allowance of $3,000.00 will be provided for fire extinguishers for the warehouse.
Electrical
The electrical service shall meet all applicable codes and regulations.
A 3,000 amp, 277/480 volt, three phase, four-wire service shall be provided. Power shall be metered through a transformer located outside of the building adjacent to the electrical room. A 100-amp house panel will be provided at the electrical room for exterior lights.
The main electrical control panels shall be located inside the electrical room.
A basic fire alarm system that monitors fire water flow will be furnished.
This building will have a duplex plug at every other loading dock door. No other warehouse power distribution.
Lighting
Exterior lighting shall be 1 foot-candle average at all outside areas by use of wall-mounted 400 watt, metal halide fixtures and pole lights installed in the parking lot to provide adequate lighting.
All site lighting shall be activated by light sensitive photocells and deactivated by a timer.
Warehouse lighting using T-5HO fluorescent light fixtures to provide an average of 30 foot-candles of lighting at a height of 24 inches above the floor before racking and/or equipment is in place. The lighting is based on an open warehouse and does not account for narrow aisles/high stacking or a specific layout.
Offices will have 70 foot-candles of lighting. The hallways and restrooms will have 30-foot candles of lighting.
SCHEDULE 2 to
PREMISES SITE
PLAN

Plumbing
All plumbing systems and their component parts shall be installed in accordance with applicable local codes. Plumbing fixtures to be American Standard or equal.
One 6” underslab sanitary sewer line and 2” overhead waterline shall be provided the length of the building.
Two (2) water spigots (one (1) spigot at each bank of dock doors).
Heating, Ventilation and Air Conditioning
The warehouse will have gas fired make-up air units to provide freeze protection.
Includes four (4) 80/20 direct-fired gas make-up air units to maintain 55 degrees Fahrenheit interior at 0 degrees Fahrenheit exterior.
Also includes four (4) intake fans over the racked area and eight (8) exhaust fans over the loading dock areas to provide approximately two air changes per hour for summer ventilation.
Tenant Improvement Allowances
The Tenant Improvement allowances shall be per the proposal dated May 15, 2008 from Browning / Prologis to LaCrosse. The allowances include architectural and engineering fees, permit costs, and construction material testing costs.
Exclusions
•	Work that is not specifically included in the Final Tenant Improvement Plans.

•	Finish painting the roof structure and warehouse columns.

•	Exterior canopies

•	Phone, data, or computer cabling

•	Appliances

•	Compressed air systems

•	Cores for all perimeter man doors and interior office doors

•	Security system / card readers / electric strikes

•	Work station partitions / desks

•	Receptionist desk

•	Moving expenses

•	CCTV system

•	Window treatments

•	Furniture / fixtures / equipment (FFE)

•	Signage
SCHEDULE 2 to
PREMISES SITE
PLAN

SCHEDULE 3
FLOOR PLAN FOR THE OFFICE PORTION OF THE PREMISES
SCHEDULE 3 to
PREMISES SITE
PLAN

EXHIBIT B
COMMENCEMENT DATE MEMORANDUM
     With respect to that certain Single-Tenant Industrial Triple Net Lease (“Lease”) dated                     , 20___, between                                         , a                                           (“Tenant”), and                                         , a                                          (“Landlord”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately                      rentable square feet of the building located at                                          (“Premises”), Tenant hereby acknowledges and certifies to Landlord as follows:
     (1) Landlord delivered possession of the Premises to Tenant Substantially Complete on                                          (“Possession Date”);
     (2) The Lease commenced on                                          (“Commencement Date”);
     (3) The Monthly Base Rent schedule for the initial term shall be                     .
     (4) The Premises contain                      square feet of space; and
     (5) Tenant has accepted and is currently in possession of the Premises and the Premises are acceptable for Tenant’s use.
     IN WITNESS WHEREOF, this Commencement Date Memorandum is executed this ___ day of                                         .

“Tenant”

,
a

By:

Its:

By:

Its:

EXHIBIT B

EXHIBIT C
INSURANCE CERTIFICATE

ACORD. CERTIFICATE OF INSURANCE

DATE (MM/DD/YY)

PRODUCER

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATIC ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICAT HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND C ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOV

COMPANIES AFFORDING COVERAGE

COMPANY A

INSURED

COMPANY B

COMPANY C

COMPANY D

COVERAGES

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED, NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

CO LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
	GENERAL LIABILITY				GENERAL AGGREGATE	$
	COMMERCIAL GENERAL LIABILITY				PRODUCTS-COMP/OP AGG	$
	CLAIMS MADE / OCCUR				PERSONAL & ADV INJURY	$
	OWNER'S & CONT PROT				EACH OCCURRENCE	$
					FIRE DAMAGE (Any one fire)	$
					MED EXP (Any one person)	$
	AUTOMOBILE LIABILITY					
	ANY AUTO				COMBINED SINGLE LIMIT	$
	ALL OWNED AUTOS					
	SCHEDULED AUTOS				BODILY INJURY (Per person)	$
	HIRED AUTOS					
	NON-OWNED AUTOS				BODILY INJURY (Per accident)	$
					PROPERTY DAMAGE	$
	GARAGE LIABILITY				AUTO ONLY - EA ACCIDENT	$
	ANY AUTO				OTHER THAN AUTO ONLY:	
					EACH ACCIDENT	$
					AGGREGATE	$
	EXCESS LIABILITY				EACH OCCURRENCE	$
	UMBRELLA FORM				AGGREGATE	$
	OTHER THAN UMBRELLA FORM					$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY				STATUTORY LIMITS	
	THE PROPRIETOR/ PARTNERS/EXECUTIVE OFFICERS ARE: INCL / EXCL				EACH ACCIDENT	$
					DISEASE - POLICY LIMIT	$
					DISEASE - EACH EMPLOYEE	$
	OTHER					

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/SPECIAL ITEMS

CERTIFICATE HOLDER

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE T EXPIRATION DATE THEREOF, THE ISSUING COMPANY WILL ~~ENDEAVOR TO~~ M ____ DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LE ~~BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABIL OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATI~~

AUTHORIZED REPRESENTATIVE

EXHIBIT C

EXHIBIT D
PROHIBITED USES
The following types of operations and activities are expressly prohibited on the Premises:
1. automobile/truck/forklift maintenance, repair or fueling;
2. battery manufacturing or reclamation;
3. ceramics and jewelry manufacturing or finishing;
4. chemical (organic or inorganic) storage, use or manufacturing;
5. drum recycling;
6. dry cleaning;
7. electronic components manufacturing;
8. electroplating and metal finishing;
9. explosives manufacturing, use or storage;
10. hazardous waste treatment, storage, or disposal;
11. leather production, tanning or finishing;
12. machinery and tool manufacturing;
13. medical equipment manufacturing and hospitals;
14. metal shredding, recycling or reclamation;
15. metal smelting and refining;
16. mining;
17. paint, pigment and coating operations;
18. petroleum refining;
19. plastic and synthetic materials manufacturing;
20. solvent reclamation;
21. tire and rubber manufacturing;
22. above- and/or underground storage tanks; and
23. residential use or occupancy.
EXHIBIT D

EXHIBIT E
RULES AND REGULATIONS
1.	No automobile, recreational vehicle or any other type of vehicle or equipment shall remain upon the Premises or the Project longer than 72 hours and no vehicle or equipment of any kind shall be dismantled or repaired or serviced on the Premises or the Project. All vehicle parking shall be restricted to areas designated and marked for vehicle parking; provided, however, that the foregoing restrictions shall not be deemed to prevent Tenant from utilizing the truck dock wells exclusively serving the Premises for additional parking or to prevent temporary parking for loading or unloading of vehicles in designated areas, including the parking of incoming or outgoing delivery trucks and trailers. Temporary parking of operating vehicles for longer time periods will be permitted for employees which are traveling for Tenant’s business.

2.	Signs will conform to sign standards and criteria established from time to time by Landlord. No other signs, placards, pictures, advertisements, names or notices shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the building without the written consent of Landlord and Landlord shall have the right to remove any such non-conforming signs, placards, pictures, advertisements, names or notices without notice to and at the expense of Tenant.

3.	No antenna, aerial, discs, dishes or other such device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without the written consent of the Landlord in each instance. Any device so installed without such written consent shall be subject to removal without notice at any time. Provided, however, that Tenant may install surveillance cameras with Landlord’s consent (which will not be unreasonably withheld) as to any location which requires mounting of equipment on the exterior walls or roof.

4.	No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of the Landlord.

5.	The outside areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by the Tenant to the satisfaction of Landlord and Tenant shall not place or permit any obstruction or materials in such areas or permit any work to be performed outside the Premises.

6.	No open storage shall be permitted in the Project.

7.	All garbage and refuse shall be placed in containers placed at the location designated for refuse collection, in the manner specified by Landlord.

8.	No vending machine or machines of any description shall be installed, maintained or operated within the Project outside of the Building.

9.	Tenant shall not disturb, solicit, or canvass any occupant of the building and shall cooperate to prevent same.

10.	No noxious or offensive trade or activity shall be carried on upon any units or any part of the Project nor shall anything be done thereon which would in any way interfere with the quiet enjoyment of each of the other tenants of the Project or which would increase the rate of insurance or overburden utility facilities from time to time existing in the Project.

11.	Landlord reserves the right to make such amendments to these rules and regulations from time to time as are nondiscriminatory and not inconsistent with the Lease.
EXHIBIT E

EXHIBIT F
REQUIREMENTS FOR IMPROVEMENTS OR ALTERATIONS BY TENANT
     If Landlord shall permit Tenant to construct any initial tenant improvements in the Premises or to have any work performed in the Premises at any time prior to or during the Lease term by a contractor retained by Tenant (“Tenant’s Work”), then Tenant shall comply with the requirements set forth herein. If Tenant’s Work has been properly authorized, Tenant will receive written approval and consent for alterations to the Premises. All alterations to the Premises, excepting movable furniture and trade fixtures, shall, at Landlord’s option, become a part of the realty and belong to Landlord.
     1. SUBMITTAL OF PLANS. Prior to commencing any work in the Premises, Tenant shall submit to Landlord for approval its proposed plans for the work. Without limiting the foregoing, Tenant shall provide:
          (a) A separate scale drawing denoting all proposed construction and/or demolition, if necessary.
          (b) A separate drawing for each trade proposing structural, electrical, mechanical, civil or landscaping modifications.
          (c) Specify all dimensions and complete references to all work to be performed in the affected areas.
          (d) If adding extra electrical or mechanical equipment, provide complete operating and maintenance specifications for each item.
     2. CHECKLIST. With respect to each project, Landlord will provide Tenant with a checklist listing the items required to be furnished to Landlord in connection with the proposed work. Tenant shall furnish to Landlord prior to, during, or upon completion of Tenant’s Work, as applicable, each of the items specified in the checklist attached hereto as Attachment 1.
     3. CONTRACTORS PROVIDING TENANT IMPROVEMENT SERVICES.
          (a) The contractor employed by Tenant and any subcontractors shall be (i) duly licensed in the state in which the Premises are located, and (ii) subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. If more than one trade is employed on a single job, state law requires the services of a general contractor in addition to contractors for specialty work being performed.
          (b) Each contractor shall provide proof of licensing as a general or specialty contractor in accordance with state law. Additionally, each contractor shall furnish proof of licensing in the city or municipality in which the construction related activity is to take place.
          (c) Tenant shall use Landlord’s subcontractor for mechanical, electrical, plumbing, roofing and roofing consultant.
          (d) Tenant and Tenant’s contractors shall comply with all Applicable Laws pertaining to the performance of Tenant’s Work and the completed improvements and all applicable safety regulations established by Landlord or the general contractor.
          (e) Prior to commencement of any work in the Premises, Tenant and Tenant’s contractors (and any subcontractors) shall obtain and provide Landlord with certificates evidencing Workers’ Compensation, public liability and property damage insurance in amounts and forms and with companies satisfactory to Landlord. Each general contractor (and any subcontractor) employed on the Premises shall provide Landlord with a current certificate of insurance in effect for that contractor with a thirty day notice of cancellation or revocation clause. Insurance requirements are as follows:
EXHIBIT F

               (i) Comprehensive General Liability with a $2,000,000 Combined Single Limit covering the liability of Landlord and contractor for bodily injury and property damage arising as a result of the construction of the improvements and the services performed thereunder. Landlord shall be named as an additional insured.
               (ii) Comprehensive Automobile Liability with a $2,000,000 Combined Single Limit covering Landlord and vehicles used by contractor (and any subcontractor) in connection with the construction of the improvements.
               (iii) Workers’ Compensation and Employer’s Liability as required by law, for employees of the contractor (and any subcontractors) performing work on the Premises.
          (f) The following requirements shall be incorporated as “Special Conditions” into the contract between Tenant and its contractors and a copy of the contract shall be furnished to Landlord prior to the commencement of Tenant’s Work:
               (i) Prior to start of Tenant’s Work, Tenant’s contractor shall provide Landlord with a construction schedule in “bar graph” form indicating the completion dates of all phases of Tenant’s Work.
               (ii) Tenant’s contractor shall be responsible for the repair, replacement or clean-up of any damage done by it to other contractors’ work which specifically includes accessways to the Premises which may be concurrently used by others.
               (iii) Tenant’s contractor shall accept the Premises prior to starting any trenching operations. Any rework of sub-base or compaction required after the contractor’s initial acceptance of the Premises shall be done by Tenant’s contractor, which shall include the removal from the Project of any excess dirt or debris.
               (iv) Tenant’s contractor shall contain its storage of materials and its operations within the Premises and such other space as it may be assigned by Landlord or Landlord’s contractor. Should Tenant’s contractor be assigned space outside the Premises, it shall move to such other space as Landlord or Landlord’s contractor shall direct from time to time to avoid interference or delays with other work.
               (v) Tenant’s contractor shall clean up the construction area and surrounding exterior areas daily. All trash, demolition materials and surplus construction materials shall be stored within the Premises and promptly removed from the Premises and the Project and disposed of in an approved sanitation site.
               (vi) Tenant’s contractor shall provide temporary utilities, portable toilet facilities, and potable drinking water as required for its work within the Premises and shall pay to Landlord’s contractor the cost of any temporary utilities and facilities provided by Landlord’s contractor at Tenant’s contractor’s request.
               (vii) Tenant’s contractor shall notify Landlord or Landlord’s project manager of any planned work to be done on weekends or other than normal job hours.
               (viii) Tenant’s contractor or subcontractors shall not post signs on any part of the Project or on the Premises.
     4. COSTS.
          (a) Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of Tenant’s Work (including the costs of permits therefor) and shall furnish to Landlord evidence of such payment upon request.
          (b) Tenant shall pay Landlord an amount equal to two and one-half percent (2.5%) of the total hard costs of construction and installation of Tenant’s Work as compensation to Landlord for review of plans, use of facilities and other miscellaneous costs of Landlord incurred as a result of such work.
EXHIBIT F

     5. CONTRACTOR’S BONDS. Prior to the commencement of construction, Tenant shall obtain or cause its contractor to obtain and deliver evidence thereof to Landlord payment and performance bonds covering the faithful performance of the contract for the construction of the Tenant’s Work and the payment of all obligations arising thereunder. In the alternative, and at Landlord’s option, Tenant may appoint Landlord as its contractor, and in so doing, Tenant shall deposit with the Landlord a sum of money equal to the entire amount of the estimated construction cost, as is required for the installation of the Tenant improvements on the Premises. If Tenant deposits with Landlord monies for construction costs, it is agreed that Landlord will not be placed in a fiduciary capacity as a trustee, or any other fiduciary title, for the sums of monies in Landlord’s possession. Tenant agrees to hold Landlord harmless from any and all claims, for workmanship and installation of improvements, and for merchantability and quality of goods used for the installation of Tenant’s improvements, as are requested by Tenant. Any bonds obtained pursuant hereto shall be for the mutual benefit of both Landlord and Tenant as obligees and beneficiaries.
     6. MECHANIC’S LIENS.
          (a) Tenant shall not suffer or permit to be enforced against the Premises or any part of the Project any mechanic’s, materialman’s, contractor’s or subcontractor’s lien arising out of any work of improvement, however it may arise.
          (b) Tenant shall notify Landlord at least thirty (30) days prior to the commencement of construction of any Tenant’s Work and Landlord shall have the right to post and record a notice of nonresponsibility in conformity with applicable law. Within ten (10) days following completion of Tenant’s Work, Tenant shall file a Notice of Completion and deliver to Landlord an unconditional release and waiver of lien executed by each contractor, subcontractor and materialman involved in Tenant’s Work.
          (c) In the event any lien is filed against the Project or any portion thereof or against Tenant’s leasehold interest therein, Tenant shall obtain the release and/or discharge of said lien, within twenty (20) days after the filing thereof. In the event Tenant fails to do so, Landlord may obtain the release and/or discharge of said lien and Tenant shall indemnify Landlord for the costs thereof, including reasonable attorney’s fees, together with interest at the Applicable Interest Rate from the date of demand. Nothing herein shall prohibit Tenant from contesting the validity of any such asserted claim, provided Tenant has furnished to Landlord a lien release bond freeing the Premises from the effect of the lien claim.
     7. INDEMNITY. Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold Landlord harmless from and against any and all suits, claims, actions, loss, cost or expense (including claims for workers’ compensation, attorney’s fees and costs) based on personal injury or property damage, or otherwise (including, without limitation, contract and breach of warranty claims) arising from the performance of Tenant’s Work. Tenant shall repair or replace (or, at Landlord’s election, reimburse Landlord for the cost of repairing or replacing) any portion of the Building or item of Landlord’s equipment or any of Landlord’s real or personal property damaged, lost or destroyed in the performance of Tenant’s Work.
     8. BUILDING STANDARDS. All work shall conform to Landlord’s established building standards and specifications. Tenant is required to make these standards part of the construction documents.
     9. ROOF PENETRATIONS. If improvements penetrate the roof membrane, the penetrations will be sealed per Landlord/IRC roofing specifications and inspected by IRC to maintain roof warranty. The cost of inspection and all corrective work shall be borne by Tenant. Tenant shall use Landlord’s original roofing contractor.
     10. BUILDING MODIFICATIONS. Work will only be approved within the confines of a given space. Tenant will not be allowed to modify building exterior or mechanical and electrical service as provided to the building in common with other tenants.
     11. ELECTRICAL WORK. All electrical work shall be approved from the unit space electrical panel only. Additional service requirements shall be secured only by direction of Landlord. Tenant shall use Landlord’s original electrical contractor.
EXHIBIT F

     12. SCHEDULE OF WORK. Tenant may be required to provide a schedule of all work to be performed, subject to Landlord approval. All costs to produce such schedule shall be borne solely by Tenant.
     13. CLEAN UP AND DISPOSAL OF CONSTRUCTION DEBRIS. Building trash containers are provided for office generated trash only and are not to be used for disposal of construction-related materials and debris. Unapproved usage will result in a penalty assessment to the Tenant equal to the cost of an extra pick-up service as provided under the current rate schedule of regular trash removal service.
     14. INSPECTION BY LANDLORD. Landlord reserves the following rights: (i)  the right of inspection prior to, during and at completion of all construction and/or demolition, (ii) the right to post and record a notice of nonresponsibility in conformity with California law, and (iii) the right to order a total stop to all improvements underway for non-compliance with any of the requirements hereof.
     15. GENERAL PROVISIONS.
          (a) If Landlord has agreed to provide an allowance toward the cost of tenant improvements, Landlord shall retain from such funds an amount determined by Landlord until Tenant has fully complied with the requirements hereof.
          (b) All materials, work, installations and decorations of any nature whatsoever brought on or installed in the Premises before the commencement of the Term or throughout the Term shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever.
          (c) Nothing contained herein shall make or constitute Tenant as the agent of Landlord.
EXHIBIT F

EXHIBIT G
ESTOPPEL CERTIFICATE

To: [Insert name of party to rely on document] (“Relying Party”)

Attn:

Re:	Lease Dated:

Current Landlord:

Current Tenant:

	Square Feet:	Approximately
Floor(s):

Located at:

     (“Tenant”) hereby certifies that as of                     , 20___:
     1. Tenant is the present owner and holder of the tenant’s interest under the lease described above, as it may be amended to date (the “Lease”) with                      as Landlord (who is called “Landlord” for the purposes of this Certificate). (USE THE NEXT SENTENCE IF THE LANDLORD OR TENANT NAMED IN THE LEASE IS A PREDECESSOR TO THE CURRENT LANDLORD OR TENANT.) [The original landlord under the Lease was                     , and the original tenant under the Lease was                     .] The Lease covers the premises commonly known as                      (the “Premises”) in the building (the “Building”) at the address set forth above.
(CHOOSE ONE OF THE FOLLOWING SECTION 2(a)s BELOW)
     [2. (a) A true, correct and complete copy of the Lease (including all modifications, amendments, supplements, side letters, addenda and riders of and to it) is attached to this Certificate as Exhibit A.]
     [2 (a) The attached Exhibit A accurately identifies the Lease and all modifications, amendments, supplements, side letters, addenda and riders of and to it.]
          (b) (IF APPLICABLE) [The Lease provides that in addition to the Premises, Tenant has the right to use or rent ___[assigned/unassigned] parking spaces near the Building or in the garage portion of the building during the term of the Lease.]
          (c) The term of the Lease commenced on                     , 20___ and will expire on                     , ___, including any presently exercised option or renewal term. (CHOOSE ONE OF THE FOLLOWING TWO SENTENCES.) [Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building, or to use any parking (IF APPLICABLE) [other than that specified in Section 2(b) above].] [Except as specified in Paragraph(s)                      of the Lease (copy attached), Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building, or to use any parking (IF APPLICABLE) [other than that specified in Section 2(b) above].]
(CHOOSE ONE OF THE FOLLOWING SECTION 2(d)s)
          [(d) Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are a part). Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.]
EXHIBIT G

          [(d) Except as specified in Paragraph(s)                      of the Lease (copy attached), Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are a part). Except for the foregoing, Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.]
          (e) The annual minimum rent currently payable under the Lease is $                     and such rent has been paid through                     , 20___.
          (f) (IF APPLICABLE) [Additional rent is payable under the Lease for (i) operating, maintenance or repair expenses, (ii) property taxes, (iii) consumer price index cost of living adjustments, or (iv) percentage of gross sales adjustments (i.e., adjustments made based on underpayments of percentage rent). Such additional rent has been paid in accordance with Landlord’s rendered bills through                     , 20___. The base year amounts for additional rental items are as follows: (1) operating, maintenance or repair expenses $                    , (2) property taxes $                    , and (3) consumer price index                      (please indicate base year CPI level).]
          (g) Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession (IF APPLICABLE) [except as expressly set forth in Paragraph(s) ___ of the Lease (copy attached)].
          (h) Landlord currently holds a security deposit in the amount of $                     which is to be applied by Landlord or returned to Tenant in accordance with Paragraph(s) ___ of the Lease. Tenant acknowledges and agrees that Relying Party shall have no responsibility or liability for any security deposit, except to the extent that any security deposit shall have been actually received by Relying Party.
     3. (a) The Lease constitutes the entire agreement between Tenant and Landlord with respect to the Premises, has not been modified changed, altered or amended and is in full force and effect in the form (CHOOSE ONE) [attached as/described in] Exhibit A. There are no other agreements, written or oral, which affect Tenant’s occupancy of the Premises.
          (b) All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.
          (c) To the actual knowledge of Tenant, no party is in default under the Lease. To the actual knowledge of Tenant, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default.
          (d) The interest of Tenant in the Lease has not been assigned or encumbered. Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease except as set forth in the Lease. No rental payments have been made more than one month in advance.
     4. All contributions required to be paid by Landlord to date for improvements to the Premises have been paid in full and all of Landlord’s obligations with respect to tenant improvements have been fully performed. Tenant has accepted the Premises, subject to no conditions other than those set forth in the Lease.
     5. Neither Tenant nor any guarantor of Tenant’s obligations under the Lease is the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.
     6. Tenant is in compliance with the terms and provisions of Section 12 of the Lease.
     7. Tenant hereby acknowledges that Landlord intends to [discuss action to be taken vis-a-vis Relying Party]. Tenant acknowledges the right of Landlord, Relying Party and any and all of Landlord’s present and future lenders and their successors and assigns to rely upon the statements and representations of Tenant
EXHIBIT G

contained in this Certificate and further acknowledges that any action taken by such parties will be made and entered into in material reliance on this Certificate.
     8. Tenant hereby agrees to furnish Relying Party with such other and further estoppel as Relying Party may reasonably request.

,

By:
Name:
Title:

EXHIBIT G

EXHIBIT H
FORM OF SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY	)
AND WHEN RECORDED MAIL TO:	)
)
)
)
)
)
)
)

Space above for Recorder’s Use
SUBORDINATION, NONDISTURBANCE
AND ATTORNMENT AGREEMENT
NOTICE: THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.
     This Subordination, Nondisturbance and Attornment Agreement (“Agreement”) is entered into as of the ___ day of                     , 200___ by and among LACROSSE FOOTWEAR, INC., a                                          corporation (“Tenant”),                                          , a                                          (“Borrower”) and                                          (“Bank”).
Factual Background
     A. Borrower owns certain real property in the County of Mutnomah, State of Oregon, more particularly described in the attached Schedule 1 term “Property” herein means that real property together with all improvements (the “Improvements”) located on it.
     B. Bank has made or agreed to make a loan to Borrower in the principal amount of                                          and ___/100 Dollars ($                                         ) (the “Loan”) as provided in a loan agreement (the “Loan Agreement”). The Loan is or will be evidenced by a promissory note (the “Note”) which is or will be secured by a deed of trust encumbering the Property (the “Deed of Trust”) with an assignment of rents. The Loan Agreement, the Note, the Deed of Trust, this Agreement and all other documents and instruments identified in the Loan Agreement as “Loan Documents” shall be collectively referred to herein as the “Loan Documents”.
     C. Tenant and Borrower (as landlord) entered into a lease dated ___, 200___ (the “Lease”) under which Borrower leased to Tenant a portion of the Improvements located within the Property and more particularly described in the Lease (the “Premises”).
     D. It is a requirement of the Loan to Borrower that Tenant agree, among other things, to subordinate Tenant’s rights under the Lease to the lien of the Loan Documents and to attorn to Bank on the terms and conditions of this Agreement. Tenant is willing to agree to such subordination and attornment and other conditions, provided that Bank agrees to a nondisturbance provision, all as set forth more fully below.
EXHIBIT H

A G R E E M E N T :
     Therefore, the parties agree as follows:
     1. Subordination. The Loan Documents and all supplements, amendments, modifications, renewals, replacements and extensions of and to them shall unconditionally be and remain at all times a lien on the Property prior and superior to the Lease, to the leasehold estate created by it, and to all rights and privileges of Tenant under it. The Lease and leasehold estate, together with all rights and privileges of Tenant under that Lease, are hereby made subordinate to the lien of the Loan Documents in favor of Bank. Tenant consents to Borrower and Bank entering into the Deed of Trust and the other Loan Documents. Tenant further declares, agrees and acknowledges that in making disbursements under the Loan Documents Bank has no obligation or duty to, nor has Bank represented that it will, see to the application of such proceeds by the person or persons to whom they are disbursed by Bank, and any application or use of such proceeds for purposes other than those provided for in the Loan Documents shall not defeat the subordination made in this Agreement, in whole or in part.
     2. Definitions of “Transfer of the Property” and “Purchaser”. As used herein, the term “Transfer of the Property” means any transfer of Borrower’s interest in the Property by foreclosure, trustee’s sale or other action or proceeding for the enforcement of the Deed of Trust or by deed in lieu thereof. The term “Purchaser”, as used herein, means any transferee, including Bank, of the interest of Borrower as a result of any such Transfer of the Property and also includes any and all successors and assigns, including Bank, of such transferee.
     3. Nondisturbance. Bank agrees that the enforcement of the Deed of Trust shall not terminate the Lease or disturb Tenant in the possession and use of the Premises unless at the time of foreclosure Tenant is in default under the Lease or this Agreement past applicable grace periods, and Bank so notifies Tenant in writing at or prior to the time of the foreclosure sale that the Lease will be terminated by foreclosure because of such default. The nondisturbance herein granted is subject to Section 5 below. This nondisturbance applies to any option to extend or renew the Lease term which is set forth in the Lease as of the date of this Agreement.
     4. Attornment. Subject to Section 3 above, if any Transfer of the Property should occur, Tenant shall and hereby does attorn to Purchaser, including Bank if it should be the Purchaser, as the landlord under the Lease, and Tenant shall be bound to Purchaser under all of the terms, covenants and conditions of the Lease for the balance of the Lease term and any extensions or renewals of it which may then or later be in effect under any validly exercised extension or renewal option contained in the Lease, all with the same force and effect as if Purchaser had been the original landlord under the Lease. This attornment shall be effective and self-operative without the execution of any further instruments upon Purchaser’s succeeding to the interest of the landlord under the Lease.
     5. Subordination of Options and Rights of First Refusal. The Loan Documents and all supplements, amendments, modifications, renewals, replacements and extensions of and to them shall unconditionally be and remain at all times a lien on the Property prior and superior to any existing or future right of Tenant, whether arising out of the Lease or otherwise, to exercise any option or right of first offer to:
          (a) purchase the Premises or the Property or any interest or portion in or of either of them; or
          (b) expand into other space in the Improvements except pursuant to Sections 21 and 22 of the Lease.
     Tenant specifically agrees and acknowledges that upon any Transfer of the Property, any such purchase option, whether now existing or in the future arising, shall terminate and be inapplicable to the Property notwithstanding the nondisturbance granted to Tenant in Section 3 above. If any option or right of first offer to purchase is exercised prior to a Transfer of the Property, any title so acquired to all or any part of the Property shall be subject to the lien of the Loan Documents, which lien shall in no way be impaired by the exercise of such option or right of first offer. Bank specifically reserves all of its rights to enforce any accelerating transfer, due on sale, due on encumbrance or similar provision in the Deed of Trust or any other Loan Document.
EXHIBIT H

     6. Notices of Default; Material Notices; Bank’s Rights to Cure Default. Tenant shall send a copy of any notice of default or similar statement with respect to the Lease to Bank at the same time such notice or statement is sent to Borrower. In the event of any act or omission by Borrower which would give Tenant the right to terminate the Lease or to claim a partial or total eviction, Tenant shall not exercise any such right or make any such claim until it has given Bank written notice of such act or omission and has given Bank either thirty (30) days to cure the default. Nothing in this Agreement, however, shall be construed as a promise or undertaking by Bank to cure any default of Borrower.
     7. Limitation on Bank’s Performance. Nothing in this Agreement shall be deemed or construed to be an agreement by Bank to perform any covenant of Borrower as landlord under the Lease. Tenant agrees that if Bank becomes Purchaser then, upon subsequent transfer of the Property by Bank to a new owner, Bank shall have no further liability under the Lease after said transfer.
     8. Limitation on Liability. No Purchaser who acquires title to the Property shall have any obligation or liability beyond its interest in the Property.
     9. Tenant’s Covenants. Tenant agrees that during the term of the Lease, without Bank’s prior written consent, Tenant shall not:
          (a) pay any rent or additional rent more than one month in advance to any landlord including Borrower; or
          (b) cancel, terminate or surrender the Lease, except at the normal expiration of the Lease term or as provided in Section 6 above.
     10. Bank Not Obligated. Bank, if it becomes the Purchaser or if it takes possession under the Deed of Trust, and any other Purchaser shall not (a) be liable for any damages or other relief attributable to any act or omission of any prior Landlord under the Lease including Borrower; or (b) be subject to any offset or defense not specifically provided for in the Lease which Tenant may have against any prior landlord under the Lease; or (c) be bound by any prepayment by Tenant of more than one month’s installment of rent; or (d) be obligated for any security deposit not actually delivered to Purchaser; or (e) be bound by any modification or amendment of or to the Lease unless the amendment or modification shall have been approved in writing by Bank.
     11. Tenant’s Estoppel Certificate.
     (a) True and Complete Lease. Tenant represents and warrants to Bank that Schedule 2 accurately identifies the Lease and all amendments, supplements, side letters and other agreements and memoranda pertaining to the Lease, the leasehold and/or the Premises.
     (b) Tenant’s Option Rights. Tenant has no right or option of any nature whatsoever, whether arising out of the Lease or otherwise, to purchase the Premises or the Property, or any interest or portion in or of either of them, to expand into other space in the Improvements or to extend or renew the term of the Lease, except as described in the attached Schedule 3.
     (c) No Default. As of the date of this Agreement, Tenant represents and warrants that to the best of Tenant’s knowledge there exist no events of default or events that with notice or the passage of time or both would be events of default under the Lease on either the Tenant’s part or the Borrower’s, nor is there any right of offset against any of Tenant’s obligations under the Lease, except as described in the attached Schedule 4. Tenant represents and warrants that the Lease is in full force and effect as of the date of this Agreement.
     (d) Hazardous Substances. Tenant represents and warrants that it is in compliance with Section 12 of the Lease.
     12. Integration; Etc. This Agreement integrates all of the terms and conditions of the parties’ agreement regarding the subordination of the Lease to the Loan Documents, attornment, nondisturbance and the
EXHIBIT H

other matters contained herein. This Agreement supersedes and cancels all oral negotiations and prior and other writings with respect to (a) such subordination (only to such extent, however, as would affect the priority between the Lease and the Loan Documents), including any provisions of the Lease which provide for the subordination of the Lease to a deed of trust or to a mortgage and (b) such attornment, non-disturbance and other matters contained herein. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including the Lease, the terms, conditions and provisions of this Agreement shall prevail. This Agreement may not be modified or amended except by a written agreement signed by the parties or their respective successors in interest. This Agreement may be executed in counterparts, each of which is an original but all of which shall constitute one and the same instrument.
     13. Notices. All notices given under this Agreement shall be in writing and shall be given by personal delivery, overnight receipted courier or by registered or certified United States mail, postage prepaid, sent to the party at its address appearing below. Notices shall be effective upon receipt (or on the date when proper delivery is refused). Addresses for notices may be changed by any party by notice to all other parties in accordance with this Section. Service of any notice on any one Borrower shall be effective service on Borrower for all purposes.

To Bank:

Attn.:

To Borrower:

Attn:

To Tenant:	LaCrosse Footwear, Inc.
18550 NE Riverside Parkway
Portland, Oregon 97230
Attn:

With a Copy to:

Attn:
     14. Attorneys’ Fees. If any lawsuit, judicial reference or arbitration is commenced which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees, including the costs for any legal services by in-house counsel, in addition to costs and expenses otherwise allowed by law.
     15. Miscellaneous Provisions. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This Agreement is governed by the laws of the State of California without regard to the choice of law rules of that State. This Agreement satisfies any condition or requirement in the Lease relating to the granting of a nondisturbance agreement by Bank. As used herein, the word “include(s)” means “include(s) without limitation,” and the word “including” means “including but not limited to.” Bank, at its sole discretion, may but shall not be obligated to record this Agreement.
     16. Arbitration; Judicial Reference. Bank and Borrower have agreed in the Loan Agreement that any dispute shall be resolved by arbitration or judicial reference. Therefore any controversy or claim between or among the parties hereto (including Tenant) which arises out of or relates to this Agreement, including any claim based on or arising from an alleged tort, shall also be determined by arbitration or judicial reference as set forth below.
     (a) Judicial Reference. In any judicial action between or among the parties, including any action or cause of action arising out of or relating to this Agreement or based on or arising from an alleged tort, all decisions of fact and law shall at the request of any party be referred to a referee in accordance with California Code of Civil Procedure Sections 638 et seq. The parties shall designate to the court a referee or
EXHIBIT H

referees selected under the auspices of the American Arbitration Association (“AAA”) in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.
     (b) Mandatory Arbitration. After the Bank’s Deed of Trust has been released, fully reconveyed or extinguished, any controversy or claim between or among the parties, including those arising out of or relating to this Agreement or any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the AAA. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
     (c) Real Property Collateral. Notwithstanding the provisions of Subsection (b), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, any obligation of Borrower to Bank is secured by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined by judicial reference as provided in Subsection (a).
     (d) Provisional Remedies, Self-Help and Foreclosure. No provision of this Section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of a party to resort to arbitration or reference. At Bank’s option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.
     (e) The parties agree that this arbitration and judicial reference provision shall not prohibit or limit summary proceedings to obtain possession of real property pursuant to Chapter 4 of the California Code of Civil Procedure (Section 1159 et seq.) as amended from time to time, or any similar law, statute or ordinance now or hereafter in effect.
     NOTICE: THIS AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR LEASE TO OBTAIN A LOAN, A PORTION OF WHICH MAY BE EXPENDED FOR PURPOSES OTHER THAN IMPROVEMENT OF THE PROPERTY.

“TENANT”	LACROSSE FOOTWEAR, INC., a Wisconsin corporation

By:
Name:
Title:

By:

		Name:	Dave Carlson
		Title:	Executive Vice President
EXHIBIT H

“BORROWER”		,
a

By:

Name:

Title:

By:

Name:

Title:

“BANK”
a

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT H

SCHEDULE 1
PROPERTY DESCRIPTION
SCHEDULE 1

SCHEDULE 2
IDENTIFY LEASE AND LIST ALL AMENDMENTS,
SUPPLEMENTS, SIDE LETTERS AND OTHER AGREEMENTS
AND MEMORANDA PERTAINING TO LEASE, PREMISES OR PROPERTY
1.	Single-Tenant Industrial Triple Net Lease dated , 2005 between Borrower and Tenant.
SCHEDULE 2

SCHEDULE 3
LIST OF PURCHASE, EXPANSION, FIRST REFUSAL
EXTENSION AND RENEWAL OPTIONS
1.	Option to Extend pursuant to Section 20 of the Lease.
SCHEDULE 3

SCHEDULE 4
LIST ANY EXISTING DEFAULTS OR OFFSETS UNDER LEASE
     None.
SCHEDULE 4

STATE OF	)
	)	ss.
COUNTY OF	)

On before me, a notary public, personally appeared personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

By:

STATE OF	)
	)	ss.
COUNTY OF	)

On before me, a notary public, personally appeared personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

By:
NOTARY